UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

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AMERICAN COMMERCIAL LINES INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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AMERICAN COMMERCIAL LINES INC.
1701 E. Market Street
Jeffersonville, Indiana 47130

April 13, 2006
Dear Stockholder:
      The Annual Meeting of Stockholders of American Commercial Lines Inc. (the “Company”) will be held on Tuesday, May 16, 2006, at 10:00 A.M. Eastern time, at the Executive Conference Center at Churchill Downs, 700 Central Avenue, Louisville, Kentucky 40208. At the Annual Meeting, you will be asked to vote on a number of important matters described in the attached proxy statement. There also will be an opportunity for you to ask questions, receive information about our business and discuss topics of interest regarding the Company.
      Your vote is very important, regardless of the number of shares you own. Whether or not you plan to attend the Annual Meeting, please vote your proxy by completing and returning your proxy card by mail. Instructions on how to vote are included with your proxy card. In the materials accompanying this letter, you will find a Notice of Annual Meeting of Stockholders, a proxy statement, a proxy card and a copy of the Company’s Annual Report for the year ended December 31, 2005.
      We look forward to your participation in the Annual Meeting either through your proxy vote or your attendance at the Annual Meeting. If you need directions to the Annual Meeting location, or have a disability that may require special assistance, please contact our Investor Relations Department by mail at 1701 E. Market Street, Jeffersonville, Indiana 47130 or by telephone at (812) 288-0144 or by email at InvestorBoard@acbl.net.

Sincerely,

Mark R. Holden
President and Chief Executive Officer

AMERICAN COMMERCIAL LINES INC.
1701 E. Market Street
Jeffersonville, Indiana 47130

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held on May 16, 2006

Dear Stockholder:
      NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders (the “Annual Meeting”) of American Commercial Lines Inc. (the “Company”) will be held on Tuesday, May 16, 2006, at 10:00 A.M. Eastern time, at the Executive Conference Center at Churchill Downs, 700 Central Avenue, Louisville, Kentucky 40208.
      At the Annual Meeting, stockholders will be asked to:

•	elect seven directors to serve until the next Annual Meeting of Stockholders and until their successors are duly elected and qualified;

•	ratify the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2006; and

•	consider any other business properly brought before the Annual Meeting and any adjournment thereof.
      The foregoing items of business are more fully described in the proxy statement accompanying this Notice. Only stockholders of record at the close of business on March 28, 2006 are entitled to notice of, and to vote at, the Annual Meeting and any adjournment thereof. A list of stockholders will be available beginning ten days prior to the Annual Meeting during normal business hours at the office of the Secretary of the Company at 1701 E. Market Street, Jeffersonville, Indiana 47130.
      It is important that your shares be represented and voted at the Annual Meeting. You can vote your shares by completing and returning the enclosed proxy card, even if you plan to attend the Annual Meeting. Please review the instructions on the proxy card or the information forwarded by your broker, bank or other nominee regarding the voting instructions. You may vote your shares in person even if you previously returned a proxy card. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote in person at the Annual Meeting, you must obtain a proxy issued in your name from such broker, bank or other nominee.

By order of the Board of Directors

Christopher A. Black
Senior Vice President, Chief Financial Officer and Secretary
April 13, 2006
YOUR VOTE IS IMPORTANT
NO MATTER HOW MANY SHARES YOU OWN AS OF THE RECORD DATE, PLEASE INDICATE YOUR VOTING INSTRUCTIONS ON THE ENCLOSED PROXY CARD AND DATE, SIGN AND RETURN IT IN THE ENVELOPE PROVIDED, WHICH IS ADDRESSED FOR YOUR CONVENIENCE AND NEEDS NO POSTAGE IF MAILED IN THE UNITED STATES. IN ORDER TO AVOID THE ADDITIONAL EXPENSE TO THE COMPANY OF FURTHER SOLICITATION, WE ASK YOUR COOPERATION IN PROMPTLY MAILING IN YOUR PROXY CARD.

AMERICAN COMMERCIAL LINES INC.
1701 E. Market Street
Jeffersonville, Indiana 47130

PROXY STATEMENT
Annual Meeting of Stockholders—May 16, 2006
GENERAL
Persons Making the Solicitation
      This proxy statement is furnished in connection with the solicitation by the Board of Directors (the “Board”) of American Commercial Lines Inc. (the “Company”) of proxies from holders of its outstanding shares of common stock, par value $.01 per share (the “Common Stock”), for use at an Annual Meeting of Stockholders (the “Annual Meeting”) to be held on May 16, 2006 at 10:00 a.m. Eastern time, at the Executive Conference Center at Churchill Downs, 700 Central Avenue, Louisville, Kentucky 40208, and at any adjournment thereof. This proxy statement is first being mailed to stockholders on or about April 13, 2006. You are requested to sign, date and return the enclosed proxy card in order to ensure that your shares are represented at the Annual Meeting.
      The Annual Meeting has been called for the following purposes: (i) to elect seven directors to serve until the next Annual Meeting of Stockholders and until their successors are duly elected and qualified (Proposal 1); (ii) to ratify the appointment by the Board of the firm of Ernst & Young LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2006 (Proposal 2); and (iii) to transact any other business that properly comes before the Annual Meeting or any adjournments of the meeting.
      A form of proxy is enclosed for your use. The shares represented by each properly executed, unrevoked proxy will be voted as directed by the stockholder executing the proxy. Executed but unmarked proxies will be voted FOR the election of the Board’s nominees as directors and FOR the ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2006. With respect to any other matter that may come before the Annual Meeting or any adjournment thereof, the proxy confers upon the proxy holders discretionary authority to vote the proxy in accordance with their best judgment.
      The expense of soliciting proxies will be borne by the Company. Proxies will be solicited principally through the use of the mail, but directors, officers and regular employees of the Company may solicit proxies personally or by telephone or special letter without any additional compensation. Also, the Company will reimburse banks, brokerage houses and other custodians, nominees and fiduciaries for any reasonable expenses in forwarding proxy materials to beneficial owners.
Who Can Vote
      Only holders of record of Common Stock at the close of business on March 28, 2006 are entitled to notice of and to vote at the Annual Meeting (the “Record Date”). On the Record Date, there were 95 holders of record of the 30,690,942 shares of Common Stock then outstanding and eligible to be voted at the Annual Meeting. Each share is entitled to one vote. A list of the stockholders of record will be available at the Annual Meeting and during the 10 days prior to the Annual Meeting at the Company’s principal executive offices.
      If your shares are registered directly in your name with our transfer agent, American Stock Transfer & Trust Company, you are a stockholder of record, and these proxy materials are being sent directly to you from us. As the stockholder of record, you have the right to grant your voting proxy directly to us or to vote in person at the Annual Meeting.

      If your shares are held in a brokerage account or by a bank or other nominee, you are the beneficial owner of these shares and hold these shares in “street name”. These proxy materials are being forwarded to you by your broker, bank or nominee who is considered the stockholder of record with respect to those shares. As the beneficial owner, you have the right to direct your broker, bank or nominee on how to vote. However, since you are not the stockholder of record, you may not vote these shares in person at the Annual Meeting, unless you obtain a signed proxy from the record holder giving you the right to vote the shares. You will receive instructions from your broker, bank or other nominee describing how to vote your shares.
Voting and Revocation
      If you complete and properly sign the accompanying proxy card and return it to the Company, it will be voted as you direct. Properly executed proxies that do not contain voting instructions will be voted for the proposals.
      If your shares are held in “street name,” please check your proxy card or contact your broker or nominee to determine whether you will be able to vote by telephone or Internet. A number of brokers and banks are participating in a program provided through ADP Investor Communication Services that offers Internet and telephone voting options.
      A proxy may be revoked by a stockholder at any time prior to the voting thereof by giving notice of revocation in writing to the Secretary of the Company, by duly executing and delivering to the Secretary of the Company a proxy bearing a later date, or by voting in person at the Annual Meeting. Attending the Annual Meeting in and of itself will not constitute a revocation of a proxy.
Attending the Annual Meeting in Person
      Only stockholders of record, or their duly appointed proxies, may attend the Annual Meeting. As discussed above, if your shares are registered directly in your name with our transfer agent, you are considered the stockholder of record with respect to such shares and you have the right to attend the Annual Meeting and vote in person. If your shares are held in a brokerage account, or by a bank or other nominee, you are the beneficial owner of such shares. As such, in order to attend the Annual Meeting or vote in person, you must obtain and present at the time of registration a properly executed proxy from the record holder giving you the right to vote the shares.
      Any holder of a proxy from a stockholder of record must present the proxy card, properly executed, and an admission ticket to gain admittance. All attendees must present a valid form of photo identification such as a driver’s license in order to be admitted to the Annual Meeting. Authorized attendees will be issued admission tickets during registration. Registration will begin at 9:00 a.m. Eastern time, and seating will begin at 9:45 a.m. Eastern time. Each stockholder will be asked to sign in upon arrival. Due to security measures, all bags will be subject to search and all persons who attend the Annual Meeting may be subject to a metal detector and/or hand wand search. We will be unable to admit anyone who does not comply with these security procedures. Cameras, recording devices and other electronic devices will not be permitted at the Annual Meeting.
Required Vote
      In order to carry on the business of the Annual Meeting, we must have a quorum. A quorum requires the presence, in person or by proxy, of the holders of a majority of the shares of Common Stock entitled to vote at the Annual Meeting. We count abstentions and broker “non-votes” as present and entitled to vote for purposes of determining a quorum. A broker “non-vote” occurs when you fail to provide voting instructions to your broker for shares you hold in “street name.” Under those circumstances, your broker may be authorized to vote for you on some routine items but is prohibited from voting on other items. Those items for which your broker cannot vote result in broker “non-votes.”

      The seven nominees for director receiving the greatest number of votes cast will be elected to the Board. Abstentions and broker “non-votes” are not counted for this purpose.
      The proposal to ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2006 requires the affirmative vote of a majority of the shares of Common Stock present in person or by proxy and entitled to vote on the matter. For this purpose, abstentions have the same effect as votes against such proposal but broker “non-votes” are not counted as entitled to vote for this purpose and have no effect on the outcome of the vote.
PROPOSAL NO. 1
ELECTION OF DIRECTORS
      Directors will be elected at the Annual Meeting to serve until the next Annual Meeting of Stockholders and until their successors are duly elected and qualified.
      Nominees. The nominees of the Board are the seven persons named below, all of whom are currently members of the Board. The Board has no reason to believe that any nominee will be unable to serve. However, if any nominee or nominees should decline or become unavailable to serve for any reason, shares represented by the accompanying proxy will be voted for such other person or persons as the Board may nominate.
      The following table sets forth the name, age (as of April 1, 2006) and principal occupation of each person nominated by the Board, their positions with the Company and business experience during at least the last five years, and the year each first was elected or appointed as a director.

Director
Name and Age	Business Experience and Directorships	Since

Clayton K. Yeutter (75) Chairman of the Board	Mr. Yeutter was appointed a director of ACL on January 11, 2005, upon our emergence from bankruptcy under the First Amended Joint Plan of Reorganization (the “Plan of Reorganization”). Mr. Yeutter is a senior advisor on international trade matters to Hogan & Hartson L.L.P., a law firm in Washington, D.C. Mr. Yeutter has been employed by Hogan & Hartson since 1993. Prior to joining Hogan & Hartson, Mr. Yeutter served as U.S. Trade Representative from 1985 to 1989, as Secretary of Agriculture in 1989-1990 and as Republican National Chairman in 1991 and as counselor to the President in 1992. Prior to this, Mr. Yeutter served as President and Chief Executive Officer of the Chicago Mercantile Exchange from 1978 through 1985, held two Assistant Secretary of Agriculture posts under President Nixon and served as Deputy Special Trade Representative under President Ford. In addition, Mr. Yeutter serves as a director of Covanta Holding Corp., a waste to energy company, Chairman of the Board of Oppenheimer Funds, an institutional investment manager, Chairman of the Board of CropSolutions, Inc., a privately-owned agricultural chemical company and a director of Burlington Capital Group, a privately-owned investment management company.	January 2005

Director
Name and Age	Business Experience and Directorships	Since

Eugene I. Davis (51) Director	Mr. Davis was appointed a director of ACL on January 11, 2005, upon our emergence from bankruptcy under the Plan of Reorganization. Since 1999, Mr. Davis has served as the Chairman and Chief Executive Officer of PIRINATE Consulting Group, LLC, a turn-around and corporate consulting firm. Mr. Davis was the Chairman and Chief Executive Officer of RBX Industries, Inc., a manufacturer and distributor of foam products, from September 2001 to November 2003 and served as the Restructuring Officer for RBX Industries, a manufacturer and distributor of rubber and plastic-based foam products, from January 2001 to September 2001. Mr. Davis has served on the CFN Liquidating Trust Committee for the former Contifinancial Corporation and its affiliates since April 2001. Mr. Davis currently serves as Chairman of the Board of Directors for Atlas Air Worldwide Holdings, Inc. and as a director for Knology Broadband, Inc, Footstar Inc., Granite Broadcasting and Metrocall Holdings Inc. In February 2006, Mr. Davis began serving as a director for Haights Cross Communications, Inc.	January 2005

Mark R. Holden (46) Director, President and Chief Executive Officer	Mr. Holden was named President and Chief Executive Officer of ACL on January 18, 2005 and has also served as a director of ACL since that date. Prior to joining us, Mr. Holden served in the Office of the Chief Executive Officer and as Chief Financial Officer, since May 1995, of Wabash National Corporation, a large manufacturer of truck trailers. Mr. Holden also served on the board of directors of Wabash from 1995 to 2003 and on the Executive Committee of the Board. Prior to that, Mr. Holden held a variety of positions of increasing responsibility with Wabash beginning in 1992. Before joining Wabash, Mr. Holden spent 12 years at an international accounting firm.	January 2005

Director
Name and Age	Business Experience and Directorships	Since

Richard L. Huber (69) Director	Mr. Huber was appointed a director of ACL on January 11, 2005, upon our emergence from bankruptcy under the Plan of Reorganization. Mr. Huber served as a director of American Commercial Lines LLC, the predecessor entity of the Company (“ACL LLC”), from 2000 to January 2005 and as Interim Chief Executive Officer of ACL LLC from April 2004 to January 2005. Mr. Huber has been Managing Director, Chief Executive Officer and Principal of Norte-Sur Partners, a direct private equity investment firm focused on Latin America, since January 2001. Prior to that, from 1995 to February 2000, Mr. Huber held various positions with Aetna, Inc., a leading health and disability benefits provider, most recently as Chief Executive Officer. Mr. Huber has approximately 40 years of prior investment and merchant banking, international business and management experience, including executive positions with Chase Manhattan Bank, Citibank, Bank of Boston and Continental Bank. In addition, Mr. Huber is Chairman of the board of the directors of G. Barbosa (a Brazilian supermarket chain) and serves as a director of Covanta Holding Corp., a waste to energy company, Malta Clayton, SA, (a Mexican animal feed company), Vina San Rafael, in Chile and several other companies in the United States and abroad.	January 2005

Nils E. Larsen (35) Director	Mr. Larsen was appointed a director of ACL on January 11, 2005, upon our emergence from bankruptcy under the Plan of Reorganization. Mr. Larsen has served as a managing director of Equity Group Investments, L.L.C., a private investment group, since 2001. Prior to that, from 1995 to 2001, Mr. Larsen held various other positions with Equity Group Investments, working in the transportation, energy, communications and retail industries. In addition, Mr. Larsen serves as a director of Rewards Network Inc.	January 2005

Emanuel L. Rouvelas (61) Director	Mr. Rouvelas was appointed a director of ACL on January 11, 2005, upon our emergence from bankruptcy under the Plan of Reorganization. Mr. Rouvelas is a founding partner and currently serves as Chairman of Preston Gates Ellis & Rouvelas Meeds LLP, the Washington D.C. partner of the law firm Preston, Gates & Ellis LLP. Mr. Rouvelas has established a federal counseling and lobbying practice and has advised many of the world’s leading shipping companies. Prior to joining Preston Gates, Mr. Rouvelas was counsel to the U.S. Senate Committee on Commerce and chief counsel to its Merchant Marine and Foreign Commerce Subcommittees.	January 2005

Director
Name and Age	Business Experience and Directorships	Since

R. Christopher Weber (50) Director	Mr. Weber was appointed a director of ACL on January 11, 2005, upon our emergence from bankruptcy under the Plan of Reorganization. From January 1991 until his retirement in May 1999, Mr. Weber served as the Senior Vice President and Chief Financial Officer of Jacor Communications, Inc., a radio broadcast company. Mr. Weber is also a retired Certified Public Accountant.	January 2005
      THE BOARD RECOMMENDS A VOTE “FOR” THE ELECTION OF ALL OF THE DIRECTOR NOMINEES.
THE BOARD OF DIRECTORS AND BOARD COMMITTEES
Compensation of Directors
      For fiscal year 2005, the chairman of our Board was paid $45,000 annually and the other non-employee directors were paid $30,000 annually. The chairmen of the audit committee, the compensation committee and the nominating and governance committee were each paid an additional $5,000 annually. Each member of a committee, including the chairman of each committee, received an additional $1,250 per committee meeting attended in person or by telephone. In connection with board and committee meetings attended in 2005, the directors were paid the following amounts: Mr. Yeutter — $48,750; Mr. Larsen — $51,250; Mr. Weber — $55,000; Mr. Rouvelas — $43,750; Mr. Davis — $43,750; and Mr. Huber — $30,000. In January 2006, the Board approved the compensation for non-employee directors of the Company for fiscal year 2006. Under the 2006 compensation policy, non-employee directors will be compensated on the same basis for their service in fiscal year 2006 as in fiscal year 2005.
      On January 18, 2005, as a part of non-employee director compensation for fiscal year 2005, the chairman of our Board received 6,000 restricted shares of Common Stock (as adjusted to reflect the stock dividend distributed by the Company on August 15, 2005) and a nonqualified option to purchase 48,000 shares of Common Stock (as adjusted) at an exercise price of $4.1625 per share (as adjusted to reflect the stock dividend distributed by the Company on August 15, 2005) under the American Commercial Lines Inc. Equity Award Plan (the “Equity Award Plan”). On that same date, the other non-employee directors each received 4,000 restricted shares of Common Stock (as adjusted) and a nonqualified option to purchase 32,000 shares of Common Stock (as adjusted) at an exercise price of $4.1625 per share (as adjusted) under the Equity Award Plan. The restricted shares will vest in three equal annual installments, commencing on the first anniversary of the grant date, and the stock options vested six months following the grant date.
      As a part of their compensation for fiscal year 2006, the Company’s non-employee directors were awarded grants of equity compensation under the Company’s 2005 Stock Incentive Plan. On January 17, 2006, the Chairman of the Board of Directors received 900 restricted stock units and an option to purchase 6,450 shares of the Company’s common stock at an exercise price of $30.62 per share under the Company’s 2005 Stock Incentive Plan. On that same date, the other non-employee directors each received 600 restricted stock units and an option to purchase 4,300 shares of the Company’s common stock at an exercise price of $30.62 per share under the Company’s 2005 Stock Incentive Plan. Such restricted stock units will vest in three equal annual installments, commencing on the first anniversary of the grant date, and such stock options will vest six months from the grant date.

      Members of our Board who are our employees receive no additional compensation for service on the Board. All directors are reimbursed for travel expenses incurred in attending meetings of the board or committees of the Board.
Corporate Governance Matters
      Board Independence. At least a majority of the Board must qualify as independent within the meaning of the rules of the NASDAQ Stock Market. The Board undertook its annual review of director independence in March 2006. During this review, the Board considered transactions and relationships between each director or any member of his immediate family and the Company and its subsidiaries and affiliates. The Board also examined transactions and relationships between directors or their affiliates and members of the Company’s senior management or their affiliates. The Board has affirmatively determined that other than Messrs. Huber and Holden, each of whom is or was an executive officer of the Company, all of the remaining five members of the Board are independent within the meaning of the rules of NASDAQ.
      The Board concluded that none of Messrs. Davis, Larsen, Rouvelas and Weber possess any of the bright-line relationships set forth in the listing standards of the NASDAQ Stock Market that prevent independence, or any other relationship with the Company other than Board membership. With respect to Mr. Yeutter, the Board considered the fact that in 2006, the Company engaged Hogan & Hartson, to which Mr. Yeutter is a senior advisor, to perform legal services for the Company and has paid that firm an aggregate of $152,537 through March 31, 2006. The Board concluded that this relationship is not one of the bright-line relationships set forth in the listing standards of the NASDAQ Stock Market that prevent independence, and that this relationship does not constitute a material relationship because both Mr. Yeutter’s relationship with Hogan & Hartson and that firm’s relationship with the Company are sufficiently immaterial so as not to impair Mr. Yeutter’s independent judgment in connection with his duties and responsibilities as a director of the Company.
      Corporate Governance Guidelines and Code of Ethics. The Company has Corporate Governance Guidelines, which are applicable to all directors of the Company. In addition, the Board approved a separate Code of Ethics, which is applicable to all employees and directors of the Company including the Company’s principal executive officer, principal financial officer, principal accounting officer or controller or persons performing similar functions. The Code of Ethics and Corporate Governance Guidelines are available on the Company’s website under the Investor Relations tab (www.aclines.com). The Company intends to post any amendments to or waivers from its Code of Ethics applicable to the Company’s principal executive officer, principal financial officer or principal accounting officer at this location on its website.
      Criteria for Board Membership. Working closely with the full Board, the Nominating and Governance Committee develops criteria for open Board positions, taking into account such factors as it deems appropriate, including, among others, the current composition of the Board, the range of talents, experiences and skills that would best complement those already represented on the Board, the balance of management and independent Directors and the need for financial or other specialized expertise. The Nominating and Corporate Governance Committee shall identify possible nominees who meet specified objectives in terms of the composition of the Board, taking into account such factors as geographic, occupational, gender, race and age diversity.
      Director Nomination Procedure. The Nominating and Corporate Governance Committee is responsible, when the need arises, for seeking individuals qualified to become Board members for recommendation to the Board. The entire Board shall nominate members for election to the Board and for filling vacancies on the Board. The Nominating and Corporate Governance Committee will consider candidates recommended by stockholders. A stockholder who wishes to recommend a director candidate for consideration by the Nominating and Corporate Governance Committee should send such recommendation to the Secretary of the Company, 1701 E. Market Street, Jeffersonville, Indiana 47130, who will forward it to the Nominating and Corporate Governance Committee. Any

such recommendation should include a description of the candidate’s qualifications for board service; the candidate’s written consent to be considered for nomination and to serve if nominated and elected, and addresses and telephone numbers for contacting the stockholder and the candidate for more information. A stockholder who wishes to nominate an individual as a director candidate at the annual meeting of stockholders, rather than recommend the individual to the Nominating and Corporate Governance Committee as a nominee, must comply with the advance notice requirements set forth in the Company’s Bylaws.
      Stockholder Communication with the Board. It is the policy of the Company to facilitate communication with the Board. The Company’s stockholders and interested parties may send communications to the Board or the Presiding Director in the manner described below. All communications should be delivered either: (i) in writing addressed c/o the Corporate Secretary’s Office at 1707 E. Market Street, Jeffersonville, Indiana 47130 or (ii) via email to InvestorBoard@acbl.net.
      All communications must be accompanied by the following information:

•	if the person submitting the communication is a stockholder, a statement of the type and amount of the securities of the Company that the person holds;

•	if the person submitting the communication is not a stockholder and is submitting the communication as an interested party, the nature of the person’s interest;

•	the address, telephone number and e-mail address, if any, of the person submitting the communication.
      Each communication will be forwarded to the Director(s) to which it is addressed. Communications may, at the direction of the Board, be shared with Company management.
      Director Evaluation Policy. The Nominating and Governance Committee is responsible for conducting an annual review and evaluation of the Board’s conduct and performance based upon completion by all directors of a self-evaluation form that includes an assessment, among other things, of the Board’s maintenance and implementation of the Company’s standards of conduct and corporate governance policies. The review seeks to identify specific areas, if any, in need of improvement or strengthening and culminates in a discussion by the full Board of the results and any actions to be taken.
Committees and Meetings of the Board of Directors
      During 2005, the Board held 11 meetings and acted by unanimous written consent 2 times. All of the directors attended at least 75% of the regular and special meetings of the Board and the regular and special meetings of the committees on which they served. Directors are encouraged to attend and participate in the Annual Meeting of Stockholders. Since the Board meeting held on January 17, 2006, the Board began to hold regular executive sessions without management present, as required by NASDAQ rules. The Board has three standing committees: an Audit Committee, a Compensation Committee, and a Nominating and Governance Committee. Our committees are comprised entirely of independent directors as currently required under the existing rules of the Exchange Act and the NASDAQ Stock Market. Each committee is governed by a written charter approved by the Board. These charters are available on the Company’s website under the Investor Relations tab at www.aclines.com.
      Audit Committee. The Audit Committee of our Board selects our independent registered public accountants, reviews with the independent registered public accountants the plans and results of the audit engagement, approves professional services provided by the independent registered public accountants, reviews the independence of the independent registered public accountants, considers the range of audit and non-audit fees and reviews the adequacy of our internal accounting controls. Our Board has adopted a written charter of the Audit Committee a copy of which is attached to this proxy statement as Appendix A. Messrs. Weber, Davis and Yeutter currently serve as members of the Audit Committee, with Mr. Weber serving as Chairman. Mr. Yeutter began serving on the Audit Committee on October 7, 2005, replacing Mr. Larsen who served on the Company’s Audit Committee from January 11, 2005 until October 7, 2005. Mr. Weber is an “audit committee financial expert” as defined by the SEC. Our Board has determined that each of the members of the Audit Committee is “independent,” as that term is defined for audit committee members under the listing standards of the NASDAQ Stock Market and the Securities Exchange Act of 1934, as amended (the “Exchange Act”). During 2005, the Audit Committee held 9 meetings. The Audit Committee’s report required by the SEC rules appears on page 31.
      Compensation Committee. The Compensation Committee of our Board determines salaries and incentive compensation for our executive officers and administers our employee benefit plans. Our Board has adopted a written charter of the Compensation Committee. Messrs. Larsen, Rouvelas and Weber serve as members of the Compensation Committee, with Mr. Larsen serving as Chairman. Our Board has determined that each of the members of the Compensation Committee is “independent,” as such term for compensation committee members is defined in the listing standards of the NASDAQ Stock Market; each is a “Non-Employee Director” as defined in Rule 16b-3 under the Exchange Act; and each is an “Outside Director” as defined by the regulations under Section 162(m) of the Internal Revenue Code of 1986, as amended. During 2005, the Compensation Committee held 8 meetings and acted by unanimous written consent 1 time.
      Nominating and Governance Committee. The Nominating and Governance Committee of our Board identifies individuals qualified to become members of the Board, recommends to the Board the director nominees for the next annual meeting of stockholders, identifies individuals to fill vacancies on the Board, recommends changes to our Corporate Governance Guidelines, leads the annual review of both the Nominating and Governance Committee’s performance and the Board’s performance and recommends nominees for each committee of the Board. In addition, the Nominating and Governance Committee also oversees the Company’s public policy committee and public policy activities, reviews and assesses the adequacy of the Company’s Investor Communications program annually. Messrs. Davis and Rouvelas serve as members of the Nominating and Governance Committee, with Mr. Rouvelas serving as Chairman. Our Board has determined that each of the members of the Nominating and Governance Committee is “independent,” as that term is defined for nominating and governance committee members under the listing standards of the NASDAQ Stock Market and the Exchange Act. The Nominating and Governance Committee held 4 meetings during 2005.
PROPOSAL NO. 2
RATIFICATION OF SELECTION OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
      Subject to stockholder ratification, the Audit Committee has selected Ernest & Young LLP (“E&Y”) as the Company’s independent registered public accounting firm to audit the books and accounts of the Company for the fiscal year ended December 31, 2006. E&Y has audited the books and records of the Company for the fiscal years ended December 31, 2005, and December 31, 2004. Representatives of E&Y are expected to be available at the Annual Meeting to respond to appropriate questions and will be given the opportunity to make a statement, if they desire to do so.
      In connection with the audit of the Company’s financial statements and internal control over financial reporting for fiscal year 2006, the Company entered into an agreement with E&Y which sets forth the terms by which E&Y will perform audit services for the Company. That agreement is subject to alternative dispute resolution procedures and an exclusion of punitive damages. The agreement with E&Y with respect to audit services for fiscal year 2005 contained the same provisions.

Disclosure of Auditor Fees
      The description of the fees billed to the Company by E&Y during the years ended December 31, 2004 and 2005 is set forth below.

	2004(4)	2005

Audit Fees(1)	$0	$884,890
Audit-Related Fees(2)	$0	$40,000
Tax Fees(3)	$0	$48,857
All Other Fees	0	0

Total Fees	$0	$973,747

(1)	Audit Fees were for professional services rendered for the audits of consolidated financial statements of the Company, statutory audits, consents and assistance with review of documents filed with the SEC.

(2)	Audit-Related Fees were for professional services rendered for financial statement audits of employee benefit plans and audit procedures required to comply with financial, accounting or contractual reporting matters.

(3)	Tax Fees were for permissible tax services including U.S. and foreign tax compliance, tax planning and tax advice that do not impair the independence of the auditor and that are consistent with the SEC’s rules on auditor independence.

(4)	The Company was incorporated on December 22, 2004 but had no operations or financial transactions until January 11, 2005 and accordingly there are no audit fees billed to the Company in 2004 to report.
Audit Committee Pre-Approval Policies and Procedures
      The Company’s Audit Committee has a policy for the pre-approval of all audit and non-audit services provided by the Company’s independent registered public accounting firm. Each year, the Audit Committee approves the proposed services, including the type and nature of such services. Audit Committee pre-approval is also required for engagements that may arise during the course of the year that are outside the scope of the initial services and fees pre-approved by the Audit Committee.
      THE BOARD RECOMMENDS A VOTE “FOR” THE PROPOSAL TO RATIFY THE SELECTION OF ERNST & YOUNG LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2006.

SECURITY OWNERSHIP OF AMERICAN COMMERCIAL LINES INC.
      The following table sets forth the beneficial ownership of the Company’s Common Stock as of April 1, 2006 for the following: (i) each person who is known by the Company to own beneficially more than 5% of the outstanding shares of Common Stock; (ii) each member of the Board; (iii) each Named Executive Officer (as defined under “Executive Compensation and Other Information” below) of the Company; and (iv) all Directors and executive officers of the Company as a group.

Amount and
Nature of
	Beneficial	Percent of
Name of Beneficial Owner	Ownership(1)	Class(1)

GVI Holdings, Inc.	6,800,701(2)	22.1%
2 North Riverside Plaza, Suite 600 Chicago, Illinois 60606
Trafelet & Company, LLC	1,677,400(3)	5.5%
900 Third Avenue, 5th Floor New York, NY 10022
Clayton K. Yeutter	52,000(4)	*
Eugene I. Davis	33,333(5)	*
Richard L. Huber	336,657(6)	1.1%
Nils E. Larsen	48,539(7)	*
Emanuel L. Rouvelas	38,333(8)	*
R. Christopher Weber	35,833(9)	*
Mark R. Holden	124,439(10)	*
W. Norbert Whitlock	62,384(11)	*
Christopher A. Black	32,989(12)	*
Jerry R. Linzey	37,194(13)	*
Directors and Executive Officers as a Group (17 Persons)	876,398	2.9%

*	Less than 1%

(1)	Applicable percentage of ownership is based on 30,690,942 shares of common stock outstanding as of April 1, 2006 together with applicable options to purchase shares of Common Stock for such stockholder. Beneficial ownership is determined in accordance with the rules of the SEC. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares subject to options held by that person that are currently exercisable or that become exercisable within 60 days following April 1, 2006 are deemed outstanding. However, such shares are not deemed outstanding for purposes of computing the percentage ownership of any other person. Unless otherwise indicated, the stockholder named in this table has sole voting and dispositive power with respect to the shares of common stock shown as beneficially owned by such stockholder.

(2)	According to the Schedule 13D/A filed with the SEC on February 9, 2006, this amount consists of the (i) 3,403,754 shares of Common Stock as to which GVI Holdings, Inc. shares beneficial ownership; (ii) 69,765 shares of Common Stock as to which Great American Management and Investment shares beneficial ownership; (iii) 1,385,509 shares of Common Stock as to which SZ Investments, L.L.C. shares beneficial ownership; (iv) 710,441 shares of Common Stock, as well as 279,836 shares of Common Stock issuable upon exercise of the HY I Investments L.L.C. Warrant, as to each of which HY I Investments L.L.C. shares beneficial ownership; and (v) 951,396 shares of Common Stock as to which EGI-Fund (05-07) Investors, L.L.C. shares beneficial ownership, the aggregate 6,800,701 shares of Common Stock held by the Stockholders, as to which each of which Chai Trust shares beneficial ownership, represent approximately 22.1% of the issued and outstanding Common Stock.

(3)	Beneficial ownership of Common Stock is as of December 31, 2005 as reported on Schedule 13G/ A that was filed by Trefelet & Company, LLC on February 14, 2006.

(4)	This amount excludes 4,900 shares of restricted stock that will not vest within 60 days of April 1, 2006. This amount includes 48,000 shares of common stock issuable upon exercise of options that are currently exercisable or will become exercisable within 60 days of April 1, 2006.

(5)	This amount excludes 3,267 shares of restricted stock that will not vest within 60 days of April 1, 2006. This amount includes 32,000 shares of common stock issuable upon exercise of options that are currently exercisable or will become exercisable within 60 days of April 1, 2006.

(6)	This amount excludes 3,267 shares of restricted stock that will not vest within 60 days of April 1, 2006. This amount includes 106,020 shares of common stock issuable upon exercise of options that are currently exercisable or will become exercisable within 60 days of April 1, 2006.

(7)	This amount excludes 3,267 shares of restricted stock that will not vest within 60 days of April 1, 2006. This amount includes 32,000 shares of common stock issuable upon exercise of options that are currently exercisable or will become exercisable within 60 days of April 1, 2006.

(8)	This amount excludes 3,267 shares of restricted stock that will not vest within 60 days of April 1, 2006. This amount includes 32,000 shares of common stock issuable upon exercise of options that are currently exercisable or will become exercisable within 60 days of April 1, 2006.

(9)	This amount excludes 3,267 shares of restricted stock that will not vest within 60 days of April 1, 2006. The amount includes 32,000 shares of common stock issuable upon exercise of options that are currently exercisable or will become exercisable within 60 days of April 1, 2006.

(10)	This amount excludes 156,792 shares of restricted stock that will not vest within 60 days of April 1, 2006. This amount includes 74,020 shares of common stock issuable upon exercise of options that are currently exercisable or will become exercisable within 60 days of April 1, 2006. Beneficial ownership reported also includes 4,800 shares of Common Stock held by certain members of Mr. Holden’s family.

(11)	This amount excludes 77,187 shares of restricted stock that will not vest within 60 days of April 1, 2006. This amount includes 37,010 shares of common stock issuable upon exercise of options that are currently exercisable or will become exercisable within 60 days of April 1, 2006.

(12)	This amount excludes 39,599 shares of restricted stock that will not vest within 60 days of April 1, 2006. This amount includes 18,504 shares of common stock issuable upon exercise of options that are currently exercisable or will become exercisable within 60 days of April 1, 2006.

(13)	This amount excludes 39,599 shares of restricted stock that will not vest within 60 days of April 1, 2006. This amount includes 18,504 shares of common stock issuable upon exercise of options that are currently exercisable or will become exercisable within 60 days of April 1, 2006.

EXECUTIVE COMPENSATION AND OTHER INFORMATION
Compensation of Executive Officers
      The following table contains information concerning the compensation earned for services in all capacities to us for 2003 through 2005 by (i) our Chief Executive Officer during 2005 and (ii) our other four most highly compensated executive officers for 2005 (together with our former interim chief executive officer, the “Named Executive Officers”). This information reflects compensation earned prior to our emergence from bankruptcy, as such, it may not be indicative of our compensation structure going forward.

							Long-Term
							Compensation(1)

	Annual Compensation						Restricted	Securities
					Other Annual		Stock	Underlying		All Other
Name and Principal Position	Year	Salary	Bonus		Compensation(2)		Awards ($)(3)	Options (#)		Compensation

Mark R. Holden(4)	2005	$429,519	$471,859		$237,648	(5)	$933,665	224,304		$20,976	(6)
President and Chief	2004	—	—		—		—	—		—
Executive Officer	2003	—	—		—		—	—		—
Richard L. Huber(7)	2005	$38,192	$933,665	(8)	$5,539	(9)	$16,650	256,304	(10)	$351	(11)
Former Interim Chief	2004	$136,192	—		—		—	—		$2,080
Executive Officer	2003	—	—		—		—	—		—
W. Norbert Whitlock	2005	$297,042	$419,430		$15,172	(12)	$466,833	112,152		$6,433	(13)
Chief Operating Officer	2004	$224,650	$313,338		$13,586	(14)	—	—		$6,644
	2003	$181,675	$32,388		$23,824	(15)	—	—		$5,318
Christopher A. Black(16)	2005	$234,455	$249,910		$99,004	(17)	$233,400	56,072		$2,421	(18)
Chief Financial Officer	2004	—	—		—		—	—		—
	2003	—	—		—		—	—		—
Lisa L. Fleming(19)	2005	$241,999	$277,191		$5,525	(20)	$233,400	56,072		$5,957	(21)
Senior Vice President,	2004	$189,215	$142,367		—		—	—		$2,386
Law & Administration	2003	$141,097	$25,393		$7,678	(22)	—	—		$1,053
Jerry R. Linzey(23)	2005	$183,333	$249,910		$50,201	(24)	$252,324	56,072		$7,374	(25)
Senior Vice President,	2004	—	—		—		—	—		—
Manufacturing	2003	—	—		—		—	—		—

(1)	The number of restricted stock and shares subject to the option reported have been adjusted after the grant date to reflect the stock dividend distributed by the Company on August 15, 2005 where record holders of the Company’s Common Stock received three additional shares of Common Stock for each share of Common Stock held on August 1, 2005.

(2)	The amounts of personal benefits shown in this column that represent more than 25% of the applicable Named Executive Officer’s total Other Annual Compensation are identified by type and amount.

(3)	The dollar value indicated in this column represents the fair market value of the restricted stock on the date of grant which was $4.1625 per share, with the exception of the grant of restricted stock to Mr. Linzey which had a fair market value on the date of grant of $4.50. The dollar values of the restricted stock awards reported in this column valued at the closing price of the Company’s Common Stock on December 31, 2005 ($30.32 per share) are as follows: Mr. Holden — $6,800,897 (224,304 shares of restricted stock); Mr. Huber — $121,280 (4,000 shares of restricted stock paid pursuant to the Company’s non-employee director compensation policy); Mr. Whitlock — $3,400,449 (112,152 shares of restricted stock); Mr. Black — $1,700,103 (56,072 shares of restricted stock); Ms. Fleming — $1,700,103 (56,072 shares of restricted stock); and Mr. Linzey — $1,700,103 (56,072 shares of restricted stock). The restricted stock awards granted to each Named Executive Officer above vest in three equal, annual installments beginning on the first anniversary of the date of grant.

(4)	Mr. Holden joined the Company as President and CEO on January 18, 2005.

(5)	The amount shown includes $220,614 in relocation expenses reimbursed to Mr. Holden by the Company.

(6)	The amount shown includes $1,318 for excess group insurance, $10,299 in life insurance premium payments made by the Company on Mr. Holden’s behalf, $894 in matching contributions made by the Company pursuant to the American Commercial Lines LLC 401(k) Plan (“ACL LLC 401(k) Plan”), available to all employees, and $8,465 for a gross-up in tax on a $25 corporate gift, executive healthcare benefits and legal services provided to Mr. Holden.

(7)	Mr. Huber served as the Company’s Interim Chief Executive Officer from April 30, 2004 until January 18, 2005 when Mr. Holden became President and Chief Executive Officer. Effective January 18, 2005, Mr. Huber resigned as an officer of the Company. Compensation shown for Mr. Huber in the Salary column include amounts earned by Mr. Huber for service as a director of the Company and as a director for ACL LLC.

(8)	The amount shown represents the dollar value of 224,304 shares of restricted stock which were fully vested on the date of grant valued at the fair market value of $4.1625 per share.

(9)	The amount shown consists of earned but unused vacation time paid to Mr. Huber.

(10)	The number includes options to purchase 32,000 shares of the Company’s Common Stock granted to Mr. Huber for his service as a director of the Company.

(11)	The amount shown includes $50 of a health insurance incentive, $226 in excess group insurance, $75 in matching contributions made by the Company pursuant to the ACL LLC 401(k) Plan, available to all employees.

(12)	The amount shown includes $12,147 contributed by the Company to an account kept for Mr. Whitlock’s benefit under the salary continuation plan of ACL LLC.

(13)	The amount shown includes $4,270 for excess group insurance, $661 in matching contributions made by the Company pursuant to the ACL LLC 401(k) Plan, available to all employees, and $1,502 for a gross-up in tax on a $25 corporate gift and executive healthcare benefits provided to Mr. Whitlock.

(14)	The amount shown consists of payments contributed by the Company to an account kept for Mr. Whitlock’s benefit under the salary continuation plan of ACL LLC.

(15)	The amount shown includes $11,447 in payments contributed by the Company to an account kept for Mr. Whitlock’s benefit under the salary continuation plan of ACL LLC and $9,240 for vehicle allowances for Mr. Whitlock.

(16)	Mr. Black joined the Company on February 22, 2005. The amounts reflected on the table for Mr. Black are the actual amounts received during fiscal year 2005 and are not annualized.

(17)	The amount shown includes $95,979 in relocation expenses reimbursed to Mr. Black by the Company.

(18)	The amount shown includes $500 for excess group insurance, $573 in matching in matching contributions made by the Company pursuant to the ACL LLC 401(k) Plan, available to all employees, and $1,348 for a gross-up in tax on a $25 corporate gift and executive healthcare benefits provided to Mr. Black.

(19)	Ms. Fleming’s employment with the Company was terminated on March 21, 2006.

(20)	The amount shown includes $2,500 for financial planning and $3,000 for executive healthcare benefits provided to Ms. Fleming.

(21)	The amount shown includes $247 for excess group insurance, $2,966 in matching contributions made by the Company pursuant to the ACL LLC 401(k) Plan, available to all employees, and $2,744 for a gross-up in tax on a $25 corporate gift, executive healthcare benefits and financial planning services provided to Ms. Fleming.

(22)	The amount shown consists of vehicle allowances for Ms. Fleming.

(23)	Mr. Linzey joined the Company on May 24, 2005. The amounts reflected on the table for Mr. Linzey are the actual amounts received during fiscal year 2005 and are not annualized.

(24)	The amount shown includes $40,481 in relocation expenses reimbursed to Mr. Linzey by the Company.

(25)	The amount shown includes $350 for excess group insurance, $2,198 in matching contributions made by the Company pursuant to the ACL LLC 401(k) Plan, available to all employees, and $4,826 for a gross-up in tax on a $25 corporate gift, executive healthcare benefits and financial planning services provided to Mr. Linzey.
SUMMARY OF OPTION GRANTS
      The following table provides certain summary information concerning grants of options to the Named Executive Officers of the Company during the fiscal year ended December 31, 2005. Stock Appreciation Rights (SARs) were not granted to any of the Named Executive Officers during 2005.
Option Grants in the Last Fiscal Year

					Potential Realizable
		% of Total			Value at Assumed Annual
	Number of	Options			Rates of Stock Price
	Securities	Granted to	Exercise		Appreciation for Option
	Underlying	Employees	Price per		Term(1)
	Options	in Fiscal	Share	Expiration
Name	Granted	Year	($/Share)(2)	Date	5% ($)	10% ($)

Mark R. Holden	224,304	20%	4.1625	1/18/2015	587,116	1,489,818
Richard L. Huber(3)	256,304	20%	4.1625	1/18/2015	670,876	1,701,218
W. Norbert Whitlock	112,152	10%	4.1625	1/18/2015	293,558	744,409
Christopher A. Black	56,072	5%	4.1625	2/22/2015	146,768	372,178
Lisa L. Fleming(4)	56,072	5%	4.1625	2/18/2015	146,768	372,178
Jerry R. Linzey	56,072	5%	4.50	5/24/2015	158,684	402,036

(1)	Based on the fair market value of the shares as determined by the Board of Directors on the date of grant.

(2)	The number of shares subject to the option as well as the option exercise price were adjusted after the grant date pursuant to the stock dividend distributed by the Company on August 15, 2005.

(3)	The number of securities underlying options for Mr. Huber include 32,000 shares of Common Stock granted to Mr. Huber for his service as a director of the Company.

(4)	Ms. Fleming’s employment with the Company was terminated on March 21, 2006.

SUMMARY OF OPTIONS EXERCISED
      The following sets forth certain summary information concerning the exercise of stock options by the Named Executive Officers during the fiscal year ended December 31, 2005, together with the fiscal year-end value of unexercised options.

			Number of Securities
			Underlying Unexercised		Value of Unexercised
			Options at Fiscal		In-The-Money Options at
	Shares		Year End (#)		Fiscal Year End ($)(1)
	Acquired	Value
Name	on Exercise (#)	Realized ($)	Exercisable	Unexercisable	Exercisable	Unexercisable

Mark R. Holden	0	0	0	224,304	0	$6,800,897
Richard L. Huber	0	0	32,000	224,304	$970,240	$6,800,897
W. Norbert Whitlock	0	0	0	112,152	0	$3,400,449
Christopher A. Black	0	0	0	56,072	0	$1,700,103
Lisa L. Fleming(2)	0	0	0	56,072	0	$1,700,103
Jerry R. Linzey	0	0	0	56,072	0	$1,700,103

(1)	Value of the securities underlying the “in the money” options at year end minus the exercise price of the options based on the closing price of $30.32 for the Company’s common stock on December 30, 2005, the last trading day of fiscal year 2005.

(2)	Ms. Fleming’s employment with the Company was terminated on March 21, 2006.
Pension Plans

Salary continuation plan
      ACL LLC has a salary continuation plan under which supplemental retirement benefits are paid as a function of final pay, some of which are paid in lieu of a former life insurance benefit. The supplemental benefits are payable upon the participant’s termination, retirement, death or total and permanent disability, or upon a change of control of ACL LLC, and include (i) credits of contributions and earnings to a bookkeeping account kept for the participant’s benefit and (ii) an amount equal to the participant’s annualized final salary at retirement. Following our emergence from bankruptcy, the only participant under the salary continuation plan was Mr. Whitlock. As of December 31, 2005, the value of Mr. Whitlock’s account was $856,063 and his annualized base salary was $300,000.

Salaried employee pension plans
      The pension plan table provided below indicates the estimated annual benefits payable, before offset for the Social Security annuity, by ACL LLC to any officer or salaried employee upon retirement at the normal retirement age of 65 after selected periods of service and in specified compensation groups.
Pension Plan Table

	Years of Service
Five Consecutive
Year Average Compensation	15	20	25	30	35

$125,000	$25,052	$34,427	$43,802	$53,177	$62,552
150,000	30,063	41,313	52,563	63,813	75,063
175,000	35,073	48,198	61,323	74,448	87,573
200,000	40,083	55,083	70,083	85,083	100,083
225,000	45,094	61,969	78,844	95,719	112,594
250,000	50,104	68,854	87,604	106,354	125,104
275,000	55,115	75,740	96,365	116,990	137,615
300,000	60,125	82,625	105,125	127,625	150,125
325,000	65,135	89,510	113,885	138,260	162,635
350,000	70,146	96,396	122,646	148,896	175,146
375,000	75,156	103,281	131,406	159,531	187,656
400,000	80,167	110,167	140,167	170,167	200,167
425,000	85,177	117,052	148,927	180,802	212,677
450,000	90,188	123,938	157,688	191,438	225,188
475,000	95,198	130,823	166,448	202,073	237,698
500,000	100,208	137,708	175,208	212,708	250,208
      Retirement benefits from our funded and unfunded non-contributory pension plans are based on both length of service and compensation levels. The compensation covered by the pension plans is compensation paid by ACL LLC to a participant on a regular monthly or annual salary basis, including bonuses or similar awards for personal services rendered in a position that is not under the scope of a labor agreement prior to 2000. Compensation items listed in the Summary Compensation Table covered by the pension plans are salary and bonus. Benefits earned before February 1, 2000 are computed at the time of retirement under a defined benefit formula based on years of service and average salary and bonus for the highest 60 consecutive months of service, computed without regard to additional payments in stock. Benefits earned after February 1, 2000 are computed based on career-average base salary only. The pension plans provide for normal retirement at age 65, and, subject to certain eligibility requirements, early retirement beginning at age 55 is permitted with reduced pension payments.
      The above table sets forth the estimated annual benefit payable, before offset for the Social Security annuity, by ACL LLC to any officer or salaried employee upon retirement at the normal retirement age after selected periods of service and in specified compensation groups. The normal form of the benefit is a straight-life annuity. As of December 31, 2005, the Named Executive Officers had the following years of credited service: Mr. Holden, 0 years; Mr. Huber, 0 years; Mr. Whitlock, 26.6 years; Mr. Black, 0 years; Ms. Fleming, 13.25 years; and Mr. Linzey, 0 years. Ms. Fleming’s employment with the Company was terminated on March 21, 2006.
      The Internal Revenue Code imposes certain limitations on compensation and benefits payable from tax-qualified pension plans. Pension amounts in excess of such limitations are payable from the non-qualified pension plan, which is not funded.

Benefit Plans
      We maintain various qualified and non-qualified benefit plans for our employees. All salaried, full-time employees are covered or will be covered by an ERISA-qualified defined benefit retirement plan and are eligible to participate in a 401(k) savings plan that includes a partial company match feature. Hourly employees with some of our subsidiaries are covered by a different benefit formula under the same defined benefit plan, but are eligible to participate in separate 401(k) savings plans.
      We maintain a self-insured general welfare health plan for employees. The plan has appropriate levels of employee deductible and maximum benefit levels. Employees may elect to participate in approved HMO plans in lieu of ACL-sponsored plans.
      We have provided to certain members of management various non-qualified benefit and deferred compensation plans. These plans include deferred restricted plans and a supplemental 401k plan for certain individuals.
      We have reserved the right to add, amend, change, tie off or terminate any or all qualified or non-qualified benefit plans at any time and to alter, amend, add to or restrict employee participation to the extent permitted by applicable federal or state law or regulation.
EMPLOYMENT AGREEMENTS
Mark R. Holden
      On January 18, 2005, we entered into an employment agreement with Mark R. Holden, the President and Chief Executive Officer of ACL and each of its operating subsidiaries. The initial term of the contract expires on January 18, 2008, but is subject to one-year renewals at our written election. The contract requires Mr. Holden to maintain the confidentiality of our proprietary information during his employment and for a period of five years after termination, and to refrain from competing with and soliciting employees and customers from us during his employment and for a period of 18 months after termination. The contract provides for a minimum annual base salary of $450,000, which is subject to our annual review. Mr. Holden’s annualized salary for 2006 is $475,000. Mr. Holden also will be eligible for a cash bonus with a target of 75% of his base salary, as determined by our compensation committee and dependent upon the achievement of performance targets mutually agreed to by Mr. Holden and the compensation committee. Mr. Holden will be permitted to participate in any benefit plans that are generally available to our senior management. In addition, we agreed to reimburse Mr. Holden for specified expenses incurred in connection with his duties and relocation expenses including the cost of moving his family to the Jeffersonville, Indiana area. Under the contract, if Mr. Holden’s employment is terminated without “cause” (as defined in the contract), or if Mr. Holden terminates his employment with us for “good reason” (as defined in the contract), Mr. Holden shall receive a cash payment payable over a period of 18 months in equal pro rata amounts calculated as follows: 1.5 times the sum of (i) his base salary in effect on the day of termination and (ii) his average annual bonus, which equals either the average bonus paid to him in the prior two calendar years or, if no bonus was paid in either of the prior two calendar years, 75% of his base salary. If the termination of Mr. Holden’s employment occurs after a “change in control” (as defined in the contract), Mr. Holden shall receive three times the sum of (i) his base salary in effect on the day of termination and (ii) his average annual bonus, as described above.
      Upon a “change in control” (as defined in Mr. Holden’s nonqualified stock option agreement, incentive stock option agreement and restricted stock award agreement), all of his options will immediately become fully vested and the restrictions on his restricted shares will fully lapse.
      If Mr. Holden’s employment is terminated due to death, disability or without cause, or if Mr. Holden terminates his employment with us for good reason, all of his options will immediately become fully vested and exercisable and the restrictions on his restricted shares will fully lapse. If Mr. Holden is terminated for cause or if Mr. Holden terminates his employment with us without good reason, he will forfeit all rights and interests to any unvested restricted stock or options. Mr. Holden will have 12 months to exercise his vested options after his employment is terminated other than (i) for cause or (ii) if he terminates his employment with us without good reason. If his employment is terminated for cause, Mr. Holden will have one day following termination to exercise his vested stock options. If he terminates his employment with us without good reason, Mr. Holden will have sixty days following such termination to exercise his vested stock options.
W. Norbert Whitlock
      We entered into a Termination Benefits Agreement with W. Norbert Whitlock, the Senior Vice President and Chief Operating Officer of ACL, which was amended and supplemented on April 30, 2004. The contract currently has a term ending December 31, 2006. The contract provides that Mr. Whitlock will receive his benefits under the salary continuation plan described above (i) upon termination without cause directly resulting from a “change in control” (as defined in the contract), provided such termination occurs no later than nine months following the change in control; (ii) upon voluntary resignation by Mr. Whitlock after a change in control in specified circumstances; or (iii) upon his retirement if he is employed through December 31, 2006. In addition, the contract requires Mr. Whitlock to maintain the confidentiality of our proprietary information, to refrain from soliciting employees from us during his employment and for a period of one year after termination and to refrain from inducing our independent contractors, subcontractors, consultants, vendors or suppliers from canceling, withdrawing or limiting their business with us during his employment and for a period of two years after termination.
      The First Amendment and Supplement to the Termination Benefits Agreement provides for an annual base salary of $235,000, which is subject to our periodic review, and a bonus of up to 100% of Mr. Whitlock’s base salary in 2004 if specified consolidated adjusted EBITDA financial targets were met. On January 18, 2005, the ACL board of directors approved the Second Amendment and Supplement to the Termination Benefits Agreement to provide for an annual base salary of $300,000 in 2005, which is subject to our periodic review, and a bonus of up to 100% of Mr. Whitlock’s base salary. Mr. Whitlock’s annualized salary for 2006 is $325,000.
      Upon a “change in control” (as defined in Mr. Whitlock’s nonqualified stock option agreement, incentive stock option agreement and restricted stock award agreement), all of his options will immediately become fully vested and the restrictions on his restricted shares will fully lapse.
      On May 25, 2005, Mr. Whitlock’s nonqualified stock option agreement, incentive stock option agreement and restricted stock award agreement were amended to provide that if Mr. Whitlock’s employment is terminated due to death or disability, or without cause, or if Mr. Whitlock terminates his employment with us for good reason, all of his options will immediately become fully vested and exercisable and the restrictions on his restricted shares will fully lapse. If Mr. Whitlock’s employment is terminated for cause or if Mr. Whitlock terminates his employment with us without good reason, he will forfeit all rights and interests to any unvested restricted stock or options. Mr. Whitlock will have 90 days to exercise his vested options after his employment is terminated other than (i) for cause, (ii) upon his death, disability or retirement or (iii) if he terminates his employment with us without good reason. If his employment is terminated for cause, Mr. Whitlock will have one day following termination to exercise his vested stock options. If his employment is terminated due to death, disability or retirement, his vested options will be exercisable for a period of twelve months. Lastly, if he terminates his employment with us without good reason, Mr. Whitlock will have sixty days following such termination to exercise his vested stock options.
Christopher A. Black
      On February 22, 2005, we entered into an employment agreement with Christopher A. Black, Senior Vice President and Chief Financial Officer of ACL. The initial term of the contract expires on February 22, 2008, but is subject to one-year renewals at our written election. The contract requires

Mr. Black to maintain the confidentiality of our proprietary information during his employment and for a period of five years after termination, and to refrain from competing with and soliciting employees and customers from us during his employment and for a period of 18 months after termination. The contract provides for a minimum annual base salary of $275,000, which is subject to our annual review. Mr. Black’s annualized salary for 2006 is $295,000. Mr. Black also will be eligible for a cash bonus with a target of 65% of his base salary, as determined by our compensation committee and dependent upon the achievement of performance targets mutually agreed to by Mr. Black and the compensation committee. Mr. Black will be permitted to participate in any benefit plans that are generally available to our senior management. In addition, in accordance with our relocation policy, we agreed to reimburse Mr. Black for customary and reasonable relocation expenses that he and his family incurred in moving their residence to the Jeffersonville, Indiana area. As an exception to our relocation policy, we allowed an extension of time for temporary housing through June 4, 2005.
      Under the contract, if Mr. Black’s employment is terminated without “cause” (as defined in the contract), or if Mr. Black terminates his employment with us for “good reason” (as defined in the contract), Mr. Black shall receive a cash payment payable over a period of 12 months in equal pro rata amounts calculated as follows: the sum of (i) his base salary in effect on the day of termination and (ii) his average annual bonus, which equals either the average bonus paid to him in the prior two calendar years or, if no bonus was paid in either of the prior two calendar years, 65% of his base salary. If the termination of Mr. Black’s employment occurs after a “change in control” (as defined in the contract), Mr. Black shall receive three times the sum of (i) his base salary in effect on the day of termination and (ii) his average annual bonus, as described above. Upon a “change in control” (as defined in Mr. Black’s incentive stock option agreement and restricted stock award agreement), all of his options will immediately become fully vested and the restrictions on his restricted shares will fully lapse.
      If Mr. Black’s employment is terminated due to death, disability or without cause, or if Mr. Black terminates his employment with us for good reason, all of his options will immediately become fully vested and exercisable and the restrictions on his restricted shares will fully lapse. If Mr. Black’s employment is terminated for cause or if Mr. Black terminates his employment with us without good reason, he will forfeit all rights and interests to any unvested restricted stock or options. Mr. Black will have 90 days to exercise his vested options after his employment is terminated other than (i) for cause, (ii) upon his death, disability or retirement or (iii) if he terminates his employment with us without good reason. If his employment is terminated for cause, Mr. Black will have one day following termination to exercise his vested stock options. If his employment is terminated due to death, disability or retirement, his vested stock options will be exercisable for a period of twelve months. Lastly, if he terminates his employment with us without good reason, Mr. Black will have sixty days following such termination to exercise his vested stock options.
Lisa L. Fleming
      On February 18, 2005, we entered into an employment agreement with Lisa L. Fleming, Senior Vice President, Law and Administration of ACL. The contract would have expired on February 18, 2008. On March 21, 2006, the Company terminated the employment agreement of Ms. Fleming without cause. The contract required Ms. Fleming to maintain the confidentiality of our proprietary information during her employment and for a period of five years after termination, to refrain from competing with us during her employment, and to refrain from soliciting employees and customers from us during her employment. The contract provided for a minimum annual base salary of $250,000, which is subject to our annual review. Ms. Fleming also was eligible for a cash bonus with a target of 65% of her base salary, as determined by our compensation committee and dependent upon the achievement of performance targets mutually agreed to by Ms. Fleming and the compensation committee. Ms. Fleming was permitted to participate in any benefit plans that are generally available to our senior management.

      Under the contract, if Ms. Fleming’s employment is terminated without “cause” (as defined in the contract), or if Ms. Fleming terminates her employment with us for “good reason” (as defined in the contract), Ms. Fleming would receive a cash payment payable over a period of 12 months in equal pro rata amounts calculated as follows: the sum of (i) her base salary in effect on the day of termination and (ii) her average annual bonus, which equals either the average bonus paid to her in the prior two calendar years or, if no bonus was paid in either of the prior two calendar years, 65% of her base salary. If the termination of Ms. Fleming’s employment occurs after a “change in control” (as defined in the contract), Ms. Fleming would receive three times the sum of (i) her base salary in effect on the day of termination and (ii) her average annual bonus, as described above. Upon a “change in control” (as defined in Ms. Fleming’s incentive stock option agreement and restricted stock award agreement), all of her options would immediately become fully vested and the restrictions on her restricted shares will fully lapse.
      If Ms. Fleming’s employment is terminated due to death, disability or without cause, or if Ms. Fleming terminates her employment with us for good reason, all of her options would immediately become fully vested and exercisable and the restrictions on her restricted shares will fully lapse. If Ms. Fleming’s employment is terminated for cause or if Ms. Fleming terminates her employment with us without good reason, she would forfeit all rights and interests to any unvested restricted stock or options. Ms. Fleming would have 90 days to exercise her vested options after her employment is terminated other than (i) for cause, (ii) upon her death, disability or retirement or (iii) if she terminates her employment with us without good reason. If her employment is terminated for cause, Ms. Fleming would have one day following termination to exercise her vested stock options. If her employment is terminated due to death, disability or retirement, her vested stock options would be exercisable for a period of twelve months. Lastly, if she terminates her employment with us without good reason, Ms. Fleming would have sixty days following to exercise her vested stock options.
      On March 21, 2006, pursuant to the terms of her employment agreement, Ms. Fleming entered into a Release and Waiver of Employment and Termination of Employment Claims (the “Release”) in favor of the Company effective March 29, 2006 (the “Effective Date”), in order to receive her severance payment under her employment agreement. Under the Release, Ms. Fleming released us from all claims, with certain exceptions, and reaffirmed her confidentiality and non-solicitation obligations as set forth in Section 7 of her employment agreement.
      Ms. Fleming’s severance payment under the employment agreement and the Release include bi-monthly payments of approximately $18,324 payable over a period of twelve months. In addition, to the extent they were not already vested, Ms. Fleming’s equity awards became fully vested on the Effective Date. Ms. Fleming’s vested stock options will expire on June 19, 2006.
Jerry R. Linzey
      On May 24, 2005, we entered into an employment agreement with Jerry R. Linzey, the Senior Vice President Manufacturing of the Company. The initial term of the contract will expire on May 9, 2008, but is subject to one-year renewals at the Company’s written election. The contract requires Mr. Linzey to maintain the confidentiality of our proprietary information during his employment and for a period of five years after termination, and to refrain from competing with and soliciting employees and customers from us during his employment and for a period of 18 months after termination. The contract provides for a minimum annual base salary of $275,000, which is subject to our annual review. Mr. Linzey’s annualized salary for 2006 is $295,000. Mr. Linzey also will be eligible for a cash bonus with a target of 65% of his base salary, as determined by our compensation committee and dependent upon the achievement of performance targets mutually agreed to by Mr. Linzey and the compensation committee. Mr. Linzey will be permitted to participate in any benefit plans that are generally available to our senior management. In addition, we agreed to reimburse Mr. Linzey for specified expenses incurred in connection with his duties and relocation expenses including the cost of moving his family to the Jeffersonville, Indiana area. Under the contract, if Mr. Linzey’s employment is terminated without “cause” (as defined in the contract), or if

Mr. Linzey terminates his employment with the Company for “good reason” (as defined in the contract), Mr. Linzey shall receive a cash payment payable over a period of twelve months in equal pro rata amounts calculated as follows: the sum of (i) his base salary in effect on the day of termination and (ii) his average annual bonus, which equals either the average bonus paid to him in the prior two calendar years or, if no bonus was paid in either of the prior two calendar years, 65% of his base salary. If the termination of Mr.Linzey’s employment occurs after a “change in control” (as defined in the contract), Mr. Linzey shall receive three times the sum of (i) his base salary in effect on the day of termination and (ii) his average annual bonus, as described above.
      If Mr. Linzey’s employment is terminated due to death, disability or without cause, or if Mr. Linzey terminates his employment with us for good reason, all of his options will immediately become fully vested and exercisable and the restrictions on his restricted shares will fully lapse. If Mr. Linzey is terminated for cause or if Mr. Linzey terminates his employment with the Company without good reason, he will forfeit all rights and interests to any unvested restricted stock or options. Mr. Linzey will have 12 months to exercise his vested options after his employment is terminated other than (i) for cause or (ii) if he terminates his employment with the Company without good reason. If his employment is terminated for cause, Mr. Linzey will have one day following termination to exercise his vested stock options. If he terminates his employment with the Company without good reason, Mr. Linzey will have sixty days following such termination to exercise his vested stock options.
CONSULTING AGREEMENT
      On July 21, 2003, we entered into a Management Agreement with Marotta Gund Budd & Dzera, LLC, or MGBD, pursuant to which MGBD was engaged as our independent contractor through the effective date of the Plan of Reorganization, or January 11, 2005. Under the contract, we acquired the services of Philip J. Gund from MGBD for a monthly fee of $80,000, payable in advance, plus reasonable expenses paid in arrears. During the term of the contract, Mr. Gund served as our Chief Financial Officer and Restructuring Officer and assisted in the financial management of our business and the oversight of the bankruptcy process. We also retained the services of Brent L. Fletcher, an associate of MGBD, to assist Mr. Gund in his efforts. We paid MGBD a success fee of $250,000 in connection with Mr. Gund’s services, which was approved by our board of directors in March 2005. The contract has been extended on a month-to-month basis since our emergence from bankruptcy and continues only with respect to the services of Mr. Fletcher. Fees payable to MGBD are adjusted monthly; approximately $1.2 million was paid in 2005. The contract requires Mr. Gund, MGBD and any other of its associates to maintain the confidentiality of any information developed by or received from us.
American Commercial Lines Inc. Equity Award Plan for Employees, Officers and Directors
      The Equity Award Plan was implemented on January 10, 2005 and will continue in effect for ten years unless terminated earlier. The plan is administered by the compensation committee of our board of directors. The compensation committee has exclusive authority, in its discretion, to determine all matters relating to awards under the plan, including the selection of individuals to be granted an award, the type of award, the number of shares subject to an award, all terms, conditions, restrictions and limitations of an award and the terms of any instrument that evidences an award.
      The persons eligible to receive awards under the plan include the employees and officers of ACL or any subsidiary or affiliate of ACL and non-employee directors of ACL. Incentive stock options, however, may only be granted to employees and officers of ACL, its subsidiaries and its affiliates.
      The aggregate number of shares of common stock of ACL that are authorized and available for issuance under the plan as of April 1, 2006 is 32,644 of the 1,818,704 shares authorized. If an award expires or becomes unexercisable without having been exercised in full, the unpurchased shares will become available for future awards. Subject to any required action by the stockholders of ACL, the number of shares of common stock covered by each outstanding award and the number of shares authorized and available for issuance under the plan, as well as the price per share of common stock covered by each outstanding award, will be adjusted for any increase or decrease in the number of issued shares of common stock resulting from a stock split, reverse stock split, stock dividend, combination or reclassification of ACL common stock.
      Upon the occurrence of a reorganization, merger, consolidation, sale of all or substantially all of the assets of ACL or other “event” (as defined in the plan) in which awards under the plan are not to be assumed or otherwise continued, the compensation committee may terminate any outstanding award without the participant’s consent and (i) provide for either the purchase of any such award for an amount of cash equal to the amount that could have been obtained upon exercise of the award or the replacement of the award with other rights or property selected by the compensation committee or (ii) provide that the award shall be exercisable (whether or not vested) as to all shares covered thereby for at least ten days prior to the event.
      Our board of directors may amend, alter, suspend or terminate the plan at any time. However, stockholder approval must be obtained to materially amend the plan and to amend the plan to the extent necessary to comply with Section 422 of the Internal Revenue Code and the rules of any applicable stock exchange or quotation system.
      The plan provides for the grant of incentive stock options (within the meaning of Section 422 of the Internal Revenue Code), non-qualified stock options, restricted stock awards, stock appreciation rights, performance awards and other stock-based awards that may be granted at the discretion of the compensation committee. The following specific restrictions in the plan apply to the types and terms of awards:
Options
      The term of each option shall be no longer than ten years from the date of grant; however, in the case of an incentive stock option granted to a participant who, at the time the incentive stock option is granted, owns shares representing more than 10% of the voting power of ACL or any subsidiary of ACL, the term of the option shall be five years from the date of grant.
      The exercise price per share of a non-qualified stock option may not be less than 100% of the fair market value per share of ACL common stock on the date of grant. In the case of an incentive stock option, if an employee or officer, at the time the incentive stock option is granted, owns shares representing more than 10% of the voting power of ACL or any subsidiary, the exercise price per share may not be less than 110% of the fair market value per share of ACL common stock on the date of grant. Otherwise, the exercise price per share may not be less than 100% of the fair market value per share of ACL common stock on the date of grant.
Restricted stock
      The compensation committee has the authority to determine any forfeiture or vesting restrictions on a restricted stock award. During any restriction period set by the compensation committee, a holder of shares of restricted stock may not sell, assign, transfer, pledge or otherwise encumber the shares of restricted stock. The compensation committee may also impose a limit on the number of shares that a participant may receive in any 12-month period in the form of restricted stock awards. If a holder of shares of restricted stock ceases to be our employee, officer or director for any reason during the restriction period, all shares still subject to restriction must be forfeited by the participant.
Stock appreciation rights
      The compensation committee may grant stock appreciation rights to receive the excess of the fair market value of the shares on the date the rights are exercised over the fair market value of the shares on the date the rights were granted. Stock appreciation rights may not be exercised earlier than six months from the date of the grant.

Performance awards
      Performance awards may be granted in the form of actual shares of ACL common stock or common stock units having a value equal to an identical number of shares of ACL common stock. The performance objectives and performance period applicable to an award are determined by the compensation committee. Performance objectives are to be established by the compensation committee prior to, or reasonably promptly following the inception of, a performance period and should consist of one or more business criteria meeting the requirements of Section 162(m) of the Internal Revenue Code, including but not limited to revenue, EBITDA, funds from operations, funds from operations per share, operating income, pre or after tax income, cash available for distribution, cash available for distribution per share, net earnings, earnings per share, return on equity, return on assets, share price performance, improvements in our attainment of expense levels, and implementation or completion of critical projects, or improvement in cash-flow (before or after tax). These criteria may be measured over a performance period on a periodic, annual, cumulative or average basis and may be established on a company-wide basis or established with respect to one or more operating units, divisions, subsidiaries, acquired businesses, minority investments, partnerships or joint ventures. The compensation committee may, in its discretion, reduce or eliminate the amount of payment with respect to a performance award but may not increase the amount.
American Commercial Lines Inc. 2005 Stock Incentive Plan
      The Stock Incentive Plan was adopted by the board of directors of ACL on May 24, 2005 and will continue in effect for ten years unless terminated earlier. The plan is administered by the compensation committee, which has exclusive authority, in its discretion, to determine all matters relating to awards under the plan, including the selection of individuals to be granted an award, the type of award, the number of shares subject to an award, all terms, conditions, restrictions and limitations of an award and the terms of any instrument that evidences an award.
      The persons eligible to receive awards under the plan include employees and officers of ACL or any subsidiary or affiliate of ACL and non-employee directors of ACL.
      The aggregate number of shares of ACL common stock that are authorized and available for issuance under the plan as of April 1, 2006 is 869,255 of the 1,440,000 shares authorized. If an award expires or becomes unexercisable without having been exercised in full, the unpurchased shares will become available for future awards. The number of shares of common stock covered by each outstanding award and the number of shares authorized and available for issuance under the plan, as well as the price per share of common stock covered by each outstanding award, will be adjusted for any increase or decrease in the number of issued shares of common stock resulting from a stock split, reverse stock split, stock dividend, combination or reclassification of ACL common stock.
      Upon the occurrence of a reorganization, merger, consolidation, sale of all or substantially all of the assets of ACL or other “event” (as defined in the plan) in which awards under the plan are not to be assumed or otherwise continued, the compensation committee may terminate all or any portion of an outstanding award without the participant’s consent and (i) provide for either the purchase of any such award for an amount of cash equal to the amount that could have been obtained upon exercise of the award or the replacement of the award with other rights or property selected by the compensation committee or (ii) provide that the award shall be exercisable (whether or not vested) as to all shares covered thereby for at least ten days prior to the event.
      Our board of directors may amend, alter, suspend or terminate the plan at any time.
      The plan provides for the grant of non-qualified stock options, restricted stock awards, stock appreciation rights, performance awards and other stock-based awards that may be granted at the discretion of the compensation committee. The following specific restrictions in the plan apply to the types and terms of awards:

Options
      The term of each option shall be no longer than ten years from the date of grant. The compensation committee shall determine the exercise price per share and the vesting, exercise and other conditions of each stock option.

Restricted stock
      The compensation committee has the authority to determine any forfeiture or vesting restrictions on a restricted stock award. During any restriction period set by the compensation committee, a holder of shares of restricted stock may not sell, assign, transfer, pledge or otherwise encumber the shares of restricted stock. The compensation committee may also impose a limit on the number of shares that a participant may receive in any 12-month period in the form of restricted stock awards. If a holder of shares of restricted stock ceases to be our employee, officer or director for any reason during the restriction period, all shares still subject to restriction must be forfeited by the participant.

Stock appreciation rights
      The compensation committee may grant stock appreciation rights to receive the excess of the fair market value of the shares on the date the rights are exercised over the fair market value of the shares on the date the rights were granted. Stock appreciation rights may not be exercised earlier than six months from the date of the grant.

Performance awards
      Performance awards may be granted in the form of actual shares of ACL common stock or common stock units having a value equal to an identical number of shares of ACL common stock. The performance objectives and performance period applicable to an award are determined by the compensation committee. Performance objectives are to be established by the compensation committee prior to, or reasonably promptly following the inception of, a performance period and will consist of one or more business criteria prescribed by the compensation committee, including but not limited to revenue, EBITDA, funds from operations, funds from operations per share, operating income, pre or after tax income, cash available for distribution, cash available for distribution per share, net earnings, earnings per share, return on equity, return on assets, share price performance, improvements in our attainment of expense levels, and implementation or completion of critical projects, or improvement in cash-flow (before or after tax). These criteria may be measured over a performance period on a periodic, annual, cumulative or average basis and may be established on a company-wide basis or established with respect to one or more operating units, divisions, subsidiaries, acquired businesses, minority investments, partnerships or joint ventures. The compensation committee may, in its discretion, reduce, eliminate or increase the amount of payment with respect to a performance award.
American Commercial Lines LLC 2005 Annual Incentive Plan
      The American Commercial Lines LLC 2005 Annual Incentive Plan (the “AIP”) was approved by the compensation committee of ACL LLC’s Board of Directors on May 11, 2005. The Company’s full time, non-represented employees hired prior to September 1, 2005 were eligible to participate. Participants in the AIP received a cash incentive bonus payment based on the achievement of certain performance goals. Awards were calculated based upon a percentage of base salary and the achievement of the defined performance goals, including a weighted factor for overall performance. After the end of the fiscal year, the Compensation Committee determined the extent to which the performance goals were achieved and approved the amount of the cash incentive bonus to be paid to each participant. The Company paid a total of approximately $9.4 million to employees under the AIP, including approximately $1.7 million to vessel employees for productivity and performance in 2005.
EQUITY COMPENSATION PLAN INFORMATION
      The following table shows the number of stock options outstanding and the weighted-averaged exercise price of those stock options granted under the Company’s equity compensation plans, including the Equity Award Plan and the Stock Incentive Plan, as of December 31, 2005.

	Number of		Number of securities
	securities to be		remaining available
	issued upon	Weighted-average	for future issuance
	exercise of	exercise price of	under equity
Plan Category	outstanding options	outstanding options	compensation plans

Equity compensation plans approved by stockholders	84,108	$4.50	1,299,820
Equity compensation plans not approved by stockholders	1,021,084	$4.1625	32,644

Total	1,105,192	$4.1882	1,332,464

REPORT OF THE COMPENSATION COMMITTEE
      The following Report of the Compensation Committee and the performance graph included elsewhere in this proxy statement do not constitute soliciting material and shall not be deemed filed or incorporated by reference into any filing under the Securities Act of 1933, as amended, or the Exchange Act of 1934, as amended, except to the extent the Company specifically incorporates such information by reference.
      Role of the Committee: The Compensation Committee is comprised of three independent, non-employee directors as required under the NASDAQ listing standards. During fiscal year 2005, the Compensation Committee consisted of Messrs. Larsen, Rouvelas and Weber. The Compensation Committee regularly reviews and approves the Company’s executive compensation strategy and principles to ensure that they are aligned with the Company’s business strategy and objectives, stockholder interests, desired behaviors and corporate culture. The primary responsibilities of the Committee are to:

•	Annually review and approve corporate goals and objectives relevant to all compensation elements for the Company’s Chief Executive Officer (“CEO”), evaluate the CEO’s performance in light of those goals and objectives and set the CEO’s compensation levels based on this evaluation;

•	Review and make recommendations to the Board with respect to incentive-compensation plans and equity-based plans;

•	Annually review and approve (a) the annual base salary, (b) the annual incentive bonus opportunity level, (c) the long-term incentive award and (d) any special or supplemental benefits for the CEO and the other executive officers of the Company;

•	Approve and authorize the Company to enter into any employment agreements, severance arrangements, change in control agreements or provisions or other compensation-related agreements with executive officers of the Company;

•	Periodically review the Company’s policies on perquisites;

•	Approve the amount of any discretionary contribution to be made by the Company under its 401(k) plan; and

•	Annually review director compensation and recommend to the Board the form and amount of director compensation.
Overview of Executive Compensation Principles
      The Company’s executive compensation program is intended to ensure that executive officers are provided incentives and compensated in a way that advances both the short- and long-term interests of stockholders while also ensuring that the Company is able to attract and retain executive management talent. Accordingly, executive officer compensation at the Company is paid in three key components:

•	A base salary;

•	A performance-based annual incentive bonus; and

•	Periodic (generally annual) grants of long-term stock-based compensation, such as stock options, restricted stock and/or restricted stock units, which may be subject to performance-based and/or service-based vesting requirements.
      In making compensation decisions the Committee reviews the amount of total compensation paid to each executive officer and considers the relative amount of total compensation paid to the other executive officers of the Company. In addition, with respect to each of these components, the Compensation Committee considers the competitive market for executive officers and compensation levels provided by comparative companies. The Compensation Committee reviews the compensation practices at both transportation and manufacturing companies. Comparative companies include those in national, regional or local markets that may differ from one officer to the next depending on the nature of the business for which the particular executive officer is responsible. Comparative companies of a different size are size adjusted for the analysis.
Components of Executive Compensation

Base Salary
      The Compensation Committee aims to achieve base salary compensation levels at the market median with adjustments for individual experience and performance. Minimum base salaries for the executive officers named in the Summary Compensation Table are determined by the Compensation Committee and are documented in employment agreements for these executive officers. The base salaries for executive officers including the CEO and any increase in base salary are determined by the Compensation Committee based on several factors, including:

•	The nature and responsibility of the position, and to the extent available, salary norms for persons in comparable positions at comparable companies;

•	The experience and performance of the individual executive officer; and

•	(Except in the case of his own compensation) the recommendations of the Company’s President and CEO.
      The executive officers whose compensation is reported in the Summary Compensation Table on page 13 (the “Named Executive Officers”) are employed pursuant to agreements described under “Employment Agreements” above. Their base salaries are shown in the “Salary” column of the Summary Compensation Table.

Annual Incentive Bonus
      Annual incentive bonuses paid in cash are awarded to eligible employees, including the Company’s executive officers, based on previously specified objectives set by the Compensation Committee at or around the beginning of the year. The annual incentive bonuses paid for service in fiscal year 2005 to the Company’s executive officers including the Named Executive Officers were based on the Company’s 2005 Annual Incentive Plan (the “AIP”). Participants in the AIP receive an annual incentive bonus based on the achievement of certain Company performance goals. An individual’s target award opportunity is calculated based upon a percentage of his/her base salary determined by job level and the achievement of the defined Company performance goals. For fiscal year 2005, the bonus targets for the Named Executive Officers ranged from 65% to 100% of base salary depending on position. After the end of the fiscal year, the Compensation Committee determined the extent to which the performance goals were achieved and approved the amount of the annual incentive bonus to be paid to each participant. The Company paid a total of $9.4 million to employees under the AIP, including a total of $1.6 million to Named Executive Officers and $1.7 million to vessel employees for productivity and performance in 2005.

Long-Term Stock-Based Compensation
      The Compensation Committee believes that equity compensation is an important factor with respect to the retention of the Company’s executive officers and the alignment of their interests with those of the Company’s stockholders. Stock options and other forms of equity compensation have been granted to executive officers of the Company when the executive officer first joins the Company or in connection with a significant change in responsibilities. Stock options generally have value for the executive officer only if the price of the Company’s stock increases above the fair market value on the grant date and the executive officer remains in the Company’s employ for the period required for the shares to vest. The number of stock options or other equity compensation awards granted by the Compensation Committee is within the discretion of the Compensation Committee and is based on anticipated future contribution and ability to impact the Company’s results or past performance.

Stock options are granted at a price that is equal to the fair market value of the Company’s common stock on the date of the grant.
      The value of restricted stock and securities underlying stock options awarded to Named Executive Officers in fiscal year 2005 are reported under the column Long-Term Compensation Awards in the Summary Compensation Table.

Other Benefits
      Salary Continuation Plan. The Company maintains a salary continuation plan under which supplemental retirement benefits are paid as a function of final pay. Following the Company’s emergence from bankruptcy, the only participant under the salary continuation plan was Mr. Whitlock, a Named Executive Officer. Benefits under the salary continuation plan are payable upon Mr. Whitlock’s termination, retirement, death or total and permanent disability, or upon a change of control of ACL LLC, and include (i) credits of contributions and earnings to a bookkeeping account kept for Mr. Whitlock’s benefit and (ii) an amount equal to Mr. Whitlock’s annualized final salary at retirement. As of December 31, 2005, the value of Mr. Whitlock’s account was $856,063, and his annualized base salary was $300,000.
      Supplemental savings plan. The Company provides to certain members of management a non-qualified supplemental savings plan. The supplemental savings plan is closed to new entrants and the only Named Executive Officer who participates in the supplemental savings plan is Mr. Whitlock. As of December 31, 2005, Mr. Whitlock’s account was $37,711.
      Financial Planning. During fiscal year 2005, the Company reimbursed some of the Named Executive Officers and other executive officers for a one-time benefit of up to $2,500 for financial planning services.
      Healthcare. During fiscal year 2005, the Company reimbursed some of the Named Executive Officers and other executive officers for a one-time benefit of up to $7,195 for executive healthcare services.

Special 2005 “Spot” Awards
      In January 2005, the Compensation Committee approved the establishment of a bonus pool of up to $500,000 to be distributed at the discretion of the Company’s management team as a one-time, cash award to recognize superior performance and contributions by certain employees during the pendency of the Company’s Chapter 11 bankruptcy. In connection with this special 2005 “spot” award, some executive officers of the Company, including a Named Executive Officer, each received a one-time, cash awards of up to $50,000 per individual.
Compensation of the Chief Executive Officer
      In January 2005, the Board named Mark Holden as President and CEO of the Company. At the same time, Mr. Holden entered into an employment agreement with the Company. The material terms of Mr. Holden’s employment agreement are described in this proxy statement under the section entitled “Employment Agreements.” In fiscal year 2005, Mr. Holden’s annualized base salary, which was determined in accordance with the factors described above for all executive officers, was $450,000. The amount actually paid and reflected in the Summary Compensation Table reflects a lesser amount because the salary was effective from the date of Mr. Holden’s employment agreement.
      Mr. Holden’s annual incentive bonus for fiscal year 2005 was $471,859 which represents approximately 139.81% of his target bonus opportunity. As a participant in the AIP, Mr. Holden’s annual incentive bonus is based on the financial performance of the Company and on the accomplishments of key objectives set forth in the AIP.

      Pursuant to his employment contract, Mr. Holden received long-term incentive awards in amounts determined by the Compensation Committee in accordance with the factors described above for all executive officers. On January 18, 2005, Mr. Holden received 56,076 shares of restricted stock. The restrictions on the restricted stock lapse on a pro rata basis over a period of three years from the date of grant. In addition, Mr. Holden received an option to purchase 56,076 shares of the Company’s Common Stock with an exercise price per share of $16.65, the fair market value of the shares on the grant date. The option vests on a pro rata basis over a period of three years from the grant date, and the term of the option is ten years following the grant date. The number of restricted stock and shares subject to the option, as well as the option exercise price, were subsequently adjusted pursuant to the stock dividend distributed by the Company on August 15, 2005 where record holders of the Company’s Common Stock received three additional shares of Common Stock for each share of Common Stock held. The grants made to Mr. Holden in 2005, as adjusted to reflect the stock dividend, equaled 224,304 shares of restricted stock and 224,304 options to purchase shares of the Company’s Common Stock with an exercise price of $4.1625.
      In recognition of Mr. Holden’s leadership during fiscal 2005, in January 2006 the Compensation Committee approved a 5.56% base salary increase for Mr. Holden from $450,000 to $475,000, effective January 1, 2006.
Compliance with Internal Revenue Code Section 162(m)
      Section 162(m) of the Code generally disallows a tax deduction to public companies for compensation in excess of $1 million (including stock options and restricted stock) paid in one year to the Named Executive Officers. The deductibility of deferred compensation paid to an executive officer when he is no longer subject to Section 162(m) is not subject to this limitation. Performance based compensation (including stock options and restricted stock) is also subject to an exception, provided such compensation meets certain requirements, including stockholder approval.
      The basic philosophy of the Compensation Committee is to periodically review the potential consequences of Section 162(m) and to strive to provide the Named Executive Officers of the Company with a compensation package which will preserve the deductibility of such payments for the Company to the extent reasonably practicable and to the extent consistent with its other compensation objectives. However, the Compensation Committee reserves the right to use our judgment to authorize compensation payments that do not comply with certain exemptions in Section 162(m) when we believe that such payments are appropriate and in the best interests of the stockholders, after taking into consideration changing business conditions or the Named Executive Officer’s performance.

BY THE COMPENSATION COMMITTEE

Nils E. Larsen (Chair)
Emanuel L. Rouvelas
R. Christopher Weber
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
      The members of the Compensation Committee are Messrs. Larsen, Rouvelas and Weber. No member of the Compensation Committee is or has been an officer or employee of the Company or any of its subsidiaries. In 2005, no executive officers of the Company served on the board of directors or compensation committee of another entity, any of whose executive officers served on the Board or Compensation Committee of the Company.

REPORT OF THE AUDIT COMMITTEE
      The following Report of the Audit Committee shall not be deemed to be soliciting material or to be filed with the SEC under the Securities Act or the Exchange Act or incorporated by reference in any document so filed.
      During 2005, the Audit Committee was chaired by Christopher Weber and also included Eugene Davis and Clayton Yeutter. Nils Larsen also served on the Committee from January 11, 2005 to October 6, 2005 when he was replaced by Mr. Yeutter. Each member of the Audit Committee is an independent director as such term is defined under the current NASDAQ Stock Market listing requirements. The duties of the Audit Committee are summarized in this proxy statement under “Committee and Meetings of the Board of Directors — Audit Committee” on page 8 and are more fully described in the Audit Committee Charter which may be found as Appendix A to this proxy statement.
      The Audit Committee assists the Board in its oversight of the integrity of the Company’s financial statements, and the Company’s accounting and financial reporting processes and systems of internal control. Management has primary responsibility for the Company’s internal controls and the preparation of financial statements in accordance with generally accepted accounting principles. The Committee also reviews the qualifications, independence and performance of the Company’s independent accountants, who are in turn responsible for performing an audit of the Company’s consolidated financial statements in accordance with generally accepted auditing standards and issuing a report thereon. While the Chairman of the Audit Committee is an audit committee financial expert as such term is defined in Item 401(h) of Regulation S-K of the Exchange Act, members of the Audit Committee should not be assumed to be accounting experts and are not deemed to have accepted a duty of care greater than other members of the Board. In discharging their responsibilities, the Audit Committee members rely on the representations made, and information provided to them, by management and the independent accountants.
      The Audit Committee was responsible for recommending to the Board that the Company’s audited financial statements be included in the annual report for 2005. The Audit Committee took a number of steps in making this recommendation for 2005, including a series of joint and independent meetings during which, among other matters, the Audit Committee:

•	Reviewed and discussed with management and representatives of Ernst & Young LLP the Company’s audited financial statements. During the course of these discussions, management represented to the Audit Committee that the audited financial statements were prepared in accordance with generally accepted accounting principles.

•	Discussed with representatives of Ernst & Young LLP the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees. These discussions were intended to assist the Audit Committee in overseeing the Company’s financial reporting and disclosure process.

•	Received and reviewed the written disclosures and the letter from Ernst & Young LLP required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, and discussed with representatives of Ernst & Young LLP its independence. This disclosure and discussion informed the Audit Committee of Ernst & Young LLP’s independence, and assisted the Audit Committee in evaluating such independence.

      Relying on these reviews and discussions, the Audit Committee recommended to the Board, and the Board approved, the inclusion of the audited consolidated financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2005.

THE AUDIT COMMITTEE

R. Christopher Weber (Chair)
Eugene I. Davis
Clayton K. Yeutter

CUMULATIVE TOTAL STOCKHOLDER RETURN (October 2005 — February 2006)
      Set forth below is a line graph comparing the monthly percentage change in the cumulative total shareholder return on the Company’s Common Stock against the cumulative total return of the NASDAQ Stock Market Index and the Dow Jones US Marine Transportation Index. The graph presents monthly data from October 7, 2005, the date of the Company’s initial public offering, until February 2006.

	10/07/05	10/31/05	11/30/05	12/30/05	1/31/06	2/28/06

ACL Common Stock	$100.00	$133.90	$139.29	$144.38	$158.81	$180.95

NASDAQ Stock Market Index	$100.00	$101.74	$107.14	$105.82	$110.64	$109.47

Dow Jones US Marine Transportation Index	$100.00	$99.62	$104.38	$104.60	$103.58	$99.83

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
      We have transactions with various related parties, primarily affiliated entities. We believe that the terms and conditions of those transactions are in the aggregate not materially more favorable or unfavorable to us than would be obtained on an arm’s-length basis among unaffiliated parties.
      The Company has received legal services from the law firm of Hogan & Hartson and paid that firm an aggregate of $152,537 through March 31, 2006. Mr. Yeutter, a Director, is a senior advisor to that firm. The amount paid by the Company to Hogan & Hartson for legal service rendered in 2005 was $0. The amount paid to Hogan & Hartson in 2006 was less than five percent of the firm’s, and of the Company’s, gross revenues for 2005. The Company does not expect amounts to be paid to Hogan & Hartson in 2006 to exceed five percent of the Company’s, or that firm’s, revenues in 2006.
      We are party to a registration rights agreement with HY I pursuant to which we agreed to register under the Securities Act the resale of the shares of our common stock owned by HY I. GVI Holdings and certain of its affiliates have become parties to this agreement in connection with the distribution of HY I’s holdings of our common stock to its members.
      Prior to October 6, 2004, we owned 50% of the ownership interests of GMS. We recorded terminal service expense with GMS of $0.7 million for 2004; $1.3 million for 2003; $0.6 million for the seven months ended December 27, 2002; and $0.3 million for the five months ended May 28,

2002. On October 6, 2004, we sold our 50% ownership interest in GMS to Mid-South Terminal Company, L.P. for $14.0 million in cash.
      Prior to April 22, 2004, we owned 50% of the ownership interest of UABL, the operating company serving the Paraná/ Paraguay River Systems. We recorded vessel charter revenue from UABL of $3.1 million for 2004; $10.1 million for 2003; $5.9 million for the seven months ended December 27, 2002; and $4.5 million for the five months ended May 28, 2002. We also recorded administrative fee expenses to UABL of $2.3 million for 2004; $7.3 million for 2003; $4.3 million for the seven months ended December 27, 2002; and $3.2 million for the five months ended May 28, 2002. We also sold used barges to UABL for $0.5 million in 2003. Vessel charter rates were established at fair market value based upon similar transactions. As of December 31, 2005 we had no outstanding accounts receivable or liabilities with UABL. On April 22, 2004, we sold our interest in UABL to Ultrapetrol (Bahamas) Limited and other assets for a purchase price of $24.1 million, plus the return to our subsidiary ACBL Hidrovías Ltd. of 2,000 previously issued shares of ACBL Hidrovías and the assumption of certain liabilities.
      We have approximately a 46.1% ownership interest in GMS Venezuela C.A. We recorded $1.5 million in revenue from the sale of terminal services to GMS Venezuela in 2002. We had no revenue from sales of terminal services to GMS Venezuela in 2003, 2004 or 2005. As of December 31, 2005, we had $3,453,246 in accounts receivable from loans and advances to GMS Venezuela. We also guaranteed a loan to GMS Venezuela from the International Finance Corporation that had an outstanding balance of $714,000.
      In 2001, we and Vectura Group (an entity affiliated with Citigroup Venture Capital Equity Partners and the predecessor-in-interest to DHC) each purchased a 50% interest in Vessel Leasing LLC. After May 28, 2002, as a result of the Danielson Recapitalization, Vessel Leasing was fully consolidated for financial reporting purposes. Before the consolidation, we, through Jeffboat, sold new barges for $47.8 million to Vessel Leasing in 2001. We recorded $3.9 million in capital leases with Vessel Leasing in 2001. The remaining barges were leased by Vessel Leasing to an ACL LLC subsidiary through operating leases which resulted in vessel charter expense of $1.8 million for the five months ended May 28, 2002. Vessel charter rates and sale prices for barges were established at fair market value based upon similar transactions. On January 12, 2005, we purchased the other 50% ownership interest in Vessel Leasing from DHC for $2.5 million. Vessel Leasing was merged into ACBL in 2005.
      Benjamin Huber, the son of Richard Huber (a director of ACL and our former Interim Chief Executive Officer), was employed by ACBL from August 1, 2002 to August 31, 2005. On September 1, 2005 we entered into a consulting arrangement with Ben Huber which was terminated on February 28, 2006. We paid Benjamin Huber the following in compensation in the years indicated: in 2006, $13,000 (consulting fees); $25,430 (contract bonus); $3,495 (deferred income under the Supplemental Savings Plan); in 2005, $30,000 (consulting fees); $90,946 (salary); $18,914 (bonus) and $8,593 (earned and accrued vacation); in 2004, $123,809 (salary) and $12,303 (bonus); in 2003, $115,008 (salary), $11,499 (bonus) and $8,040 (vehicle allowance); and in 2002, $47,917 (salary), $61,192 (relocation expenses) and $3,350 (vehicle allowance).
      On July 24, 2002, the board of directors of DHC amended DHC’s 1995 Stock and Incentive Plan and granted stock options to our management for 1,560,000 shares of DHC common stock. The options have an exercise price of $5.00 per share and expire ten years from the date of grant. One half of the options vested over a four-year period in equal annual installments and one half of the options vested over a four-year period in equal annual installments contingent upon our financial performance. The outstanding options accelerated and became fully vested on January 11, 2005 as a result of our change in ownership. We accounted for the stock options under the intrinsic value method based on Accounting Principles Board Opinion No. 25, “Accounting for Stock-Based Compensation.” Because the market price of DHC common stock was lower than the exercise price of the options at the date of grant and the financial performance targets have not been met, no expense has been recognized in the accompanying consolidated financial statements.
      On May 29, 2002, DHC issued 339,040 shares of restricted DHC common stock to our management. These restricted shares were valued at fair value at the date of issuance and vested with respect to one third of the shares in equal annual installments over a three-year period. The full value of these shares was recorded as other capital with an offset to unearned compensation in stockholders’ equity. As employees rendered service over the vesting period, compensation expense was recorded and unearned compensation was reduced. As of December 31, 2004, two-thirds of the shares had vested for individuals still employed by us. The remaining unvested shares were cancelled on January 11, 2005.
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
      Section 16(a) of the Securities Exchange Act of 1934, as amended, requires that a Company’s directors and officers, and persons who own more than 10% of a registered class of the Company’s equity securities, file reports of ownership and changes in ownership with the SEC and the National Association of Securities Dealers, Inc. Directors, officers and beneficial owners of more than 10% of the Company’s common stock are required by the SEC to furnish the Company with copies of the reports they file.
      We believe that all of our current and former directors and executive officers reported on a timely basis all transactions required to be reported by Section 16(a) with the exception of one late Form 4 filing reporting one late transaction for each of Messrs. Holden and Whitlock.
ANNUAL REPORT ON FORM 10-K
      The Company filed its Annual Report on Form 10-K for the year ended December 31, 2005 with the SEC on March 23, 2006. The Annual Report on Form 10-K, including all exhibits, can also be found on the Company’s website: aclines.com and can be downloaded free of charge. Paper copies of the Annual Report on Form 10-K may be obtained without charge from the Company, and paper copies of exhibits to the Annual Report on Form 10-K are available, but a reasonable fee per page will be charged to the requesting stockholder. Stockholders may make requests in writing to the Corporate Secretary by mail at 1701 E. Market Ave, Jeffersonville, Indiana 47130, by telephone at (812) 288-0100 or by email at InvestorBoard@acbl.net.
PROPOSALS OF STOCKHOLDERS
      A stockholder proposal submitted pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, as amended, for inclusion in the Company’s proxy statement and form of proxy for the Annual Meeting of stockholders to be held in 2007 must be received by the Company by December 14, 2006. Such a proposal must also comply with the requirements as to form and substance established by the SEC for such proposals. A stockholder otherwise desiring to bring matters before an annual meeting of stockholders must, pursuant to the Company’s by-laws, deliver timely notice in writing to the Corporate Secretary of the Company not less than 60 nor more than 90 days prior to such annual meeting. In the event that less than 70 days’ notice or prior public disclosure of the date of the Annual Meeting is given or made to the stockholders, the by-laws provide that notice by a stockholder of a stockholder proposal must be received in writing by the Corporate Secretary of the Company on the tenth day following the day on which such notice of the date of the Annual Meeting was mailed or such public disclosure was made.
      If any stockholder proposals are presented for action at the Annual Meeting, but are not submitted within the time periods described above, it is the intention of the persons named in the accompanying proxy to vote the shares to which the proxy relates in accordance with their best judgment as determined in their sole discretion.
OTHER MATTERS
      At the time of the preparation of this proxy statement, the Board knows of no other matters which will be acted upon at the Annual Meeting. If any other matters are presented for action at the Annual Meeting or at any adjournment thereof, it is the intention of the persons named in the accompanying proxy to vote the shares to which the proxy relates in accordance with their best judgment as determined in their sole discretion.

By Order of the Board of Directors

Christopher A. Black
Senior Vice President, Chief Financial Officer and Secretary
Jeffersonville, Indiana
April 13, 2006
      IT IS IMPORTANT THAT PROXIES BE RETURNED PROMPTLY. THEREFORE, STOCKHOLDERS ARE URGED TO COMPLETE, SIGN, DATE AND RETURN THE ACCOMPANYING PROXY IN THE ENCLOSED ENVELOPE.

Appendix A
CHARTER OF THE AUDIT COMMITTEE
OF THE BOARD OF DIRECTORS OF
AMERICAN COMMERCIAL LINES INC.
Purpose
      The purpose of the Audit Committee (the “Committee”) of the Board of Directors (the “Board”) of American Commercial Lines Inc. (the “Company”) is to assist the Board in its oversight of (i) the Company’s accounting and financial reporting processes and (ii) the audits of the Company’s financial statements.
Committee Membership
      The Audit Committee shall consist of at least three directors. The members of the Audit Committee shall meet the independence and experience requirements of the NASDAQ Stock Market, Section 10A of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and the rules and regulations of the Securities and Exchange Commission (the “SEC”). At least one member of the Audit Committee shall be an “audit committee financial expert” as defined by the SEC.
      The members and the Chair of the Audit Committee shall be appointed by the Board. Audit Committee members may be replaced by the Board.
Meetings
      The Audit Committee shall meet as often as it determines, but not less frequently than quarterly. The Audit Committee shall meet periodically with management, the internal auditors and the independent auditor in separate executive sessions. The Audit Committee may request any officer or employee of the Company or the Company’s outside counsel or independent auditor to attend a meeting of the Committee or to meet with any members of, or advisors to, the Committee.
Committee Authority and Responsibilities
      The Audit Committee shall have the sole authority to retain and terminate the independent auditor (subject, if applicable, to shareholder ratification). The Audit Committee shall preapprove all auditing services and permitted non-audit services, including the fees and terms thereof, to be performed for the Company by its independent auditor (subject to the de minimus exception for non-audit services described in Section 10A(i)(1)(B) of the Exchange Act that are approved by the Audit Committee prior to completion of the audit). The Audit Committee shall be directly responsible for the appointment, compensation and oversight of the work of the independent auditor, including resolution of disagreements between management and the independent auditor regarding financial reporting, as required by Section 10A(m)(2) of the Exchange Act. The independent auditor shall report directly to the Audit Committee.
      The Audit Committee may form and delegate authority to subcommittees consisting of one or more members when appropriate, including the authority to grant preapprovals of audit and permitted non-audit services, provided that decisions of such subcommittee to grant preapprovals shall be presented to the Audit Committee at its next scheduled meeting.
      The Audit Committee shall have the authority, to the extent it deems necessary or appropriate and without seeking Board approval, to retain independent legal, accounting or other advisors. The Company shall provide for appropriate funding, as determined by the Audit Committee, for payment of compensation to the independent auditor for the purpose of rendering or issuing an audit report and to any advisors employed by the Audit Committee.
      The Audit Committee shall make regular reports to the Board. The Audit Committee shall review and reassess the adequacy of this Charter annually and recommend any proposed changes to the Board for approval. The Audit Committee shall annually review the Audit Committee’s own performance.

      The Audit Committee shall establish and maintain procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters and the confidential, anonymous submission by Company employees of concerns regarding questionable accounting or auditing matters.
      The Audit Committee shall review and approve all related-party transactions.
      The Audit Committee shall also perform the following functions:

Financial Statement and Disclosure Matters
      1. Review and discuss with management and the independent auditor the annual audited financial statements, including disclosures made in management’s discussion and analysis, and recommend to the Board whether the audited financial statements should be included in the Company’s Form 10-K.
      2. Review and discuss with management and the independent auditor the Company’s quarterly financial statements, including disclosures made in management’s discussion and analysis, prior to the filing of its Form 10-Q, including the results of the independent auditor’s reviews of the quarterly financial statements.
      3. Discuss with management and the independent auditor major issues regarding accounting principles and financial statement presentations, including any significant changes in the Company’s selection or application of accounting principles, any major issues as to the adequacy of the Company’s internal controls and any special audit steps adopted in light of material control deficiencies, as well as significant financial reporting issues and judgments made in connection with the preparation of the Company’s financial statements, including the development, selection and disclosure of critical accounting estimates, and analyses of the effect of alternative assumptions and estimates in the application of generally accepted accounting principles (“GAAP”) on the Company’s financial statements.
      4. Discuss with the independent auditor the matters required to be discussed by Statement on Auditing Standards No. 61 relating to the conduct of the audit. In particular, discuss:

a. The adoption of, or changes to, the Company’s significant auditing and accounting principles and practices as suggested by the independent auditor, any internal auditors or management.

b. The management letter provided by the independent auditor and the Company’s response to that letter.

c. Any difficulties encountered in the course of the audit work, including any restrictions on the scope of activities or access to requested information, and any significant disagreements with management, including any accounting adjustments that were noted or proposed by the auditor but were “passed” (as being immaterial or otherwise).
      5. Review disclosures made to the Audit Committee by the Company’s Chief Executive Officer and Chief Financial Officer during their certification process for the Forms 10-K and Forms 10-Q about any significant deficiencies or material weaknesses in the design or operation of the Company’s internal control over financial reporting and any fraud involving management or other employees who have a significant role in the Company’s internal control over financial reporting.

Oversight of the Company’s Relationship with the Independent Auditor
      6. Review the experience and qualifications of the senior members of the independent auditor team.
      7. Request, receive and review, on a periodic basis, a formal written statement from the independent auditor delineating all relationships between the Company and the independent auditor consistent with Independence Standards Board Standard No. 1 and engage in a dialogue with the independent auditor with respect to any disclosed relationships or services that may impact the objectivity and independence of the independent auditor.
      8. Evaluate the qualifications, performance and independence of the independent auditor, including considering whether the auditor’s quality controls are adequate and the provision of non-audit services is compatible with maintaining the auditor’s independence, and taking into account the opinions of management and the personnel responsible for the internal audit function. The Audit Committee shall present its conclusions to the Board and, if so determined by the Audit Committee, recommend that the Board take additional action to satisfy itself of the qualifications, performance and independence of the auditor.
      9. Assure the rotation of the lead (or coordinating) audit partner having primary responsibility for the audit and the audit partner responsible for reviewing the audit as required by Section 10A(j) of the Exchange Act.
      10. Consider whether, in order to assure continuing auditor independence, it is appropriate to adopt a policy of rotating the independent auditing firm on a regular basis.
      11. Discuss with the national office of the independent auditor issues on which it was consulted by the Company’s audit team and matters of audit quality and consistency.
      12. Meet with the independent auditor prior to the audit to discuss the planning and staffing of the audit.
      13. Obtain and review the report required under Section 10A of the Exchange Act from the independent auditor.

Oversight of the Company’s Internal Audit Function
      14. Discuss with the independent auditor the responsibilities, budget and staffing of the internal audit function and any recommended changes in the planned scope of the internal audit.
      15. Review with the Board the performance of the Company’s internal audit function.

Compliance Oversight Responsibilities
      16. Obtain from the independent auditor assurance that the provisions of Section 10A(b) of the Exchange Act respecting the detection and reporting of illegal acts have not been implicated.
      17. Obtain reports from management and the independent auditor regarding the Company’s compliance with applicable legal requirements and the Company’s Code of Business Conduct and Ethics and Corporate Governance Guidelines. Review reports and disclosures of insider and affiliated party transactions. Advise the Board with respect to the Company’s policies and procedures regarding compliance with applicable laws and regulations and with the Company’s Code of Business Conduct and Ethics and Corporate Governance Guidelines.
      18. Discuss with management and the independent auditor any correspondence with regulators or governmental agencies and any employee complaints or published reports which raise material issues regarding the Company’s financial statements or accounting policies.
      19. Discuss with the Company’s Senior Vice President, Law & Administration, legal matters that may have a material effect on the financial statements or the Company’s compliance policies.
Limitation of Audit Committee’s Role
      While the Audit Committee has the responsibilities and powers set forth in this Charter, it is not the duty of the Audit Committee to plan or conduct audits or to determine that the Company’s financial statements and disclosures are complete and accurate and are in accordance with GAAP and applicable rules and regulations. These are the responsibilities of management and the independent auditor.

FORM OF PROXY
IMPORTANT NOTICE TO STOCKHOLDERS
of American Commercial Lines Inc.
The Annual Meeting of Stockholders will be held on
May 16, 2006
10:00 A.M. (Eastern time)
The Executive Conference Center at
Churchill Downs
700 Central Avenue Louisville, Kentucky 40208
PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
OF THE COMPANY FOR ANNUAL MEETING,
MAY 16, 2006
The undersigned, a stockholder of American Commercial Lines Inc., a Delaware corporation (the “Company”), acknowledges receipt of a copy of the Notice of Annual Meeting of Stockholders, the accompanying proxy statement, a copy of the Company’s Annual Report for the year ended December 31, 2005, and revoking any proxy previously given, hereby constitutes and appoints Clayton K. Yeutter and Mark R. Holden and each of them his or her true and lawful agents and proxies with full power of substitution in each to vote the shares of common stock of the Company standing in the name of undersigned at the Annual Meeting of Stockholders of the Company to be held at the Executive Conference Center at Churchill Downs, 700 Central Avenue, Louisville, Kentucky 40208.

(continued and to be signed on the other side)

FORM OF PROXY
Please Detach and Mail in the Envelope Provided

☒	Please mark your
votes as in this example

		For all	Withhold authority to
		nominees	vote for all nominees
1.	For the election of	☐	☐	Nominees:	Clayton K. Yeutter
	directors				Eugene I. Davis
Mark R. Holden
Richard L. Huber
Nils E. Larsen
Emanuel L. Rouvelas
R. Christopher Weber
(Authority to vote for any nominee named may be withheld by lining through that nominees’ name.)

2.	For ratification of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2006.

FOR	AGAINST	ABSTAIN
☐	☐	☐
THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREBY BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS 1 and 2. IF ANY NOMINEE BECOMES UNAVAILABLE FOR ANY REASON, THE PERSONS NAMED AS PROXIES SHALL VOTE FOR THE ELECTION OF SUCH OTHER PERSONS AS THE BOARD OF DIRECTORS MAY PROPOSE TO REPLACE SUCH NOMINEE
PLEASE MARK , SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE

Signature of Stockholder	Dated	,2006

Signature of Stockholder	Dated	,2006
NOTE: This Proxy must be signed exactly as your name appears hereon. For joint accounts, each owner should sign. Executors, administrators, trustees, etc., should give full title, as such. If the stockholder is a corporation, a duly authorized officer should sign on behalf of the corporation and should indicate his or her title.